UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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COLONY CAPITAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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March 31, 2016

Dear Fellow Stockholder:

It is my pleasure to invite you to the 2016 Annual Meeting of Stockholders of Colony Capital, Inc. (the “Company”), which will be held on Thursday, May 5, 2016, at 8:30 a.m., Eastern Time, at the offices of Morgan Stanley, located at 522 Fifth Avenue (between 43rd and 44th Streets), Conference Room 3A, New York, New York 10036.

At this year’s meeting, you will be asked to (i) elect six directors; (ii) approve (on a non-binding basis) the compensation of the Company’s named executive officers; and (iii) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016. The accompanying proxy statement provides a detailed description of these proposals. We urge you to read the accompanying materials so that you will be informed about the business to be addressed at the annual meeting. In addition to the formal business that will be transacted, management will report on the progress of our business and respond to comments and questions of general interest to our stockholders.

I sincerely hope that you will be able to attend and participate in the meeting. Whether or not you plan to attend the meeting, it is important that your shares be represented and voted. A form of proxy card and a copy of our annual report to stockholders are enclosed with this notice of annual meeting and proxy statement.

Sincerely,

Thomas J. Barrack, Jr.

Executive Chairman of the Board of Directors

COLONY CAPITAL, INC.

515 S. Flower St., 44th Floor

Los Angeles, CA 90071

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 5, 2016

Dear Stockholder:

You are cordially invited to attend our 2016 Annual Meeting of Stockholders to be held on Thursday, May 5, 2016, at 8:30 a.m., Eastern Time, at the offices of Morgan Stanley, located at 522 Fifth Avenue (between 43rd and 44th Streets), Conference Room 3A, New York, New York 10036 for the following purposes:

1.	To elect six directors from the nominees named in the attached proxy statement to serve one-year terms expiring at the 2017 annual meeting of stockholders;

2.	To approve (on a non-binding basis) the compensation of the Company’s named executive officers;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2016; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only stockholders of record at the close of business on March 18, 2016 will be entitled to notice of and to vote at the meeting or any adjournments or postponements of the meeting.

This notice and the enclosed proxy statement are first being made available to our stockholders on or about March 31, 2016.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON, IF YOU DESIRE.

By Order of the Board of Directors,

Ronald M. Sanders

Chief Legal Officer and Secretary

Los Angeles, California

March 31, 2016

COLONY CAPITAL, INC.

515 S. Flower St., 44th Floor

Los Angeles, CA 90071

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on May 5, 2016

This proxy statement and our 2015 Annual Report to Stockholders are available at http://www.colonyinc.com/meeting.php; or

http://www.astproxyportal.com/ast/COLONY

ABOUT THE MEETING

Why am I receiving this proxy statement?

This proxy statement contains information related to the solicitation of proxies for use at our 2016 annual meeting of stockholders, to be held at 8:30 a.m., Eastern Time, on Thursday, May 5, 2016 at the offices of Morgan Stanley, located at 522 Fifth Avenue (between 43rd and 44th Streets), Conference Room 3A, New York, New York 10036, for the purposes stated in the accompanying Notice of Annual Meeting of Stockholders. This solicitation is made by Colony Capital, Inc. on behalf of our Board of Directors, or the Board. “We,” “our,” “us,” and the “Company” refer to Colony Capital, Inc. This proxy statement, the enclosed proxy card and our 2015 annual report to stockholders are first being mailed to stockholders beginning on or about March 31, 2016.

Who is entitled to vote at the annual meeting?

Only holders of record of our Class A common stock, $0.01 par value (“Class A common stock”) and Class B common stock, $0.01 par value (“Class B common stock”) at the close of business on March 18, 2016, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the meeting. Our Class A common stock and Class B common stock constitute the only classes of securities entitled to vote at the meeting. For all purposes hereafter, references to our “common stock” shall refer to our Class A common stock and Class B common stock, as applicable, taken together as a single class, subject to the voting rights set forth below.

What are the voting rights of stockholders?

Holders of Class A common stock and Class B common stock vote together on all proposals for consideration at the Annual Meeting. Each holder of Class A common stock outstanding on the record date is entitled to one vote per share on each proposal to be voted on. Each holder of Class B common stock outstanding on the record date is entitled to thirty-six and one-half (36.5) votes per share on each proposal to be voted on.

Who can attend the annual meeting?

All holders of our common stock at the close of business on March 18, 2016, the record date for the annual meeting, or their duly appointed proxies, are authorized to attend the annual meeting. If you attend the meeting, you may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, your shares are held through a bank, broker, trustee or other nominee), you will need to bring a copy of a recent bank or brokerage statement evidencing your ownership of our common stock.

What will constitute a quorum at the annual meeting?

The presence at the meeting, in person or by proxy, of holders of common stock entitled to cast a majority of all votes entitled to be cast at the meeting will constitute a quorum. We will include abstentions and broker non-votes in the calculation of the number of votes considered to be present and entitled to vote at the meeting for purposes of determining whether a quorum exists. Under applicable New York Stock Exchange (“NYSE”) rules (the exchange on which shares of our common stock are traded), brokers holding shares of our Class A common stock for beneficial owners in nominee or “street” name must vote those shares according to the specific instructions they receive from the beneficial owners. However, brokers or nominees holding shares for a beneficial owner who do not receive voting instructions from the beneficial owner may not under the NYSE’s rules have discretionary voting power on non-routine matters. In these cases, if no specific voting instructions are provided by the beneficial owner, the broker may not vote on non-routine proposals. This results in what is known as a “broker non-vote.” Broker non-votes may arise in the context of voting for the election of directors and on the advisory proposal regarding “say on pay” described in this proxy statement, because such proposals are considered non-routine matters. Unless specific voting instructions are provided by the beneficial owner, the broker will be unable to vote for the election of directors and on the “say on pay” proposal. Accordingly, we urge stockholders who hold their shares through a broker or other nominee to provide voting instructions so that your shares of common stock may be voted on these proposals.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016 is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters and, therefore, no broker non-votes are expected to exist in connection with this proposal.

As of the record date, there were 112,565,739 shares of our Class A common stock and 546,275 shares of our Class B common stock outstanding.

How do I vote shares that are held in my name?

You may vote by any of the following means:

In Person at the Meeting: You may vote by attending the meeting and voting in person.

By Mail: You may vote by mail by completing and signing your proxy card and returning it in the enclosed, prepaid and addressed envelope.

How do I vote my shares that are held by my broker?

If your shares are held by a bank or broker, you should follow the instructions provided to you by the bank or broker. Although most banks and brokers now offer voting by mail, telephone and on the Internet, availability and specific procedures will depend on their voting arrangements.

How are votes counted?

If the accompanying proxy card is properly signed and returned to us, and not subsequently revoked, it will be voted as directed by you. If your properly signed proxy card does not provide specific voting instructions, the persons designated as proxy holders on the proxy card will vote (1) “FOR” each nominee for director, (2) “FOR” the advisory approval of the resolution approving the compensation of the Company’s named executive officers, (3) “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016, and (4) as recommended by our Board of Directors with regard to any other matters that may properly come before the meeting, or, if no such recommendation is given, in their own discretion.

May I revoke my vote after I return my proxy card?

Yes. You may revoke a previously granted proxy at any time before it is exercised by (i) filing with Ronald M. Sanders, our Chief Legal Officer and Secretary, a notice of revocation or a duly executed proxy bearing a later date or (ii) attending the meeting and voting in person. Attendance at the meeting alone will not act to revoke a prior proxy. Notices of revocation or later dated proxies should be sent to the following address: Ronald M. Sanders, Chief Legal Officer and Secretary, Colony Capital, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071.

What are the Board’s recommendations?

The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election as directors of the nominees specified in this proxy statement (See Proposal 1);

•	FOR approval of the compensation of our named executive officers as disclosed in this proxy statement (See Proposal 2); and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016 (See Proposal 3).

Who pays the costs of soliciting proxies?

We will pay the costs of soliciting proxies. In addition to soliciting proxies by mail, our officers, directors and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses. We have retained D.F. King & Co., Inc. at an aggregate estimated cost of $9,500, plus out-of-pocket expenses, to assist in the solicitation of proxies.

How many votes are required to approve the proposals?

The affirmative vote of a plurality of all the votes cast at a meeting at which a quorum is present is necessary for the election of a director. In any uncontested election of directors, any incumbent director who does not receive a majority of the votes cast with respect to the election of that director shall tender his or her resignation within three (3) days after certification of the results, for consideration by the Nominating and Corporate Governance Committee in accordance with the Company’s written corporate governance guidelines. For purposes of the foregoing, a majority of the votes cast means that the number of shares that are cast and are voted “for” the election of a director must exceed the number of shares that are cast and are withheld from his or her election. For purposes of the election of directors, pursuant to our organizational documents and Maryland state law, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

The affirmative vote of a majority of the votes cast at the meeting is required for approval of the advisory “say on pay” resolution regarding the compensation of our named executive officers. For purposes of the foregoing, a majority of the votes cast means that the number of shares that are cast and are voted “for” the resolution must exceed the number of shares that are voted “against” the resolution. For purposes of the vote on this proposal, pursuant to our organizational documents and Maryland state law, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

The affirmative vote of a majority of the votes cast at the meeting is required for approval of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016. For purposes of the foregoing, a majority of the votes cast means that the number of shares that are cast and are voted “for” the resolution must exceed the number of shares that are voted “against” the resolution. For purposes of the vote on this proposal, pursuant to our organizational documents and Maryland state law, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

You should rely only on the information provided in this proxy statement. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this proxy statement is accurate as of any date other than the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

OUR COMPANY

Colony Capital, Inc. is a leading global real estate and investment management firm headquartered in Los Angeles, California with more than 300 employees. Through our global investment management business, which has operated under the Colony Capital brand for more than 25 years, we have $18.8 billion of assets under management and $9.3 billion of fee-earning equity under management. We manage capital on behalf of both Company shareholders and limited partners in private investment funds under our management where the Company may earn management fees and carried interests. Our investment portfolio is primarily composed of: (i) real estate equity; (ii) real estate and real estate-related debt; and (iii) investment management of Company-sponsored private equity funds and vehicles. The Company has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. For more information, visit www.colonyinc.com.

We were organized on June 23, 2009 as a Maryland corporation and completed our initial public offering in September 2009. We elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2009. We are organized and conduct our operations to qualify as a REIT, and generally are not subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our taxable income to stockholders and maintain qualification as a REIT, although we are subject to U.S. federal income tax on income earned through our taxable subsidiaries. We also operate our business in a manner that will permit us to maintain our exemption from registration as an investment company under the 1940 Act.

Until April 2, 2015, we were externally managed and advised by Colony Financial Manager, LLC (our “CF Manager”), a wholly-owned subsidiary of Colony Capital, LLC (“CCLLC”), a privately held independent global real estate investment firm founded in 1991 by Thomas J. Barrack, Jr., our Executive Chairman. On April 2, 2015, we became an internally managed company by acquiring our CF Manager as part of the combination transaction described below.

Our principal executive offices are located at 515 S. Flower St., 44th Floor, Los Angeles, CA 90071. Our telephone number is (310) 282-8820, and our website address is www.colonyinc.com. The information found on or accessible through our website is not incorporated into, and does not form a part of, this prospectus or any applicable prospectus supplement.

Combination with our CF Manager

On March 31, 2015, our shareholders approved the acquisition by our operating subsidiary Colony Capital Operating Company, LLC (the “Operating Partnership”) of CCLLC’s trademark name and substantially all of CCLLC’s real estate and investment management businesses and operations, which closed on April 2, 2015 (the “Combination”). Prior to the Combination, historically, CCLLC sponsored approximately $24 billion of equity across a variety of distinct funds and investment vehicles that collectively invested over $60 billion of total capital. Our acquisition of CCLLC’s investment management business provided us with approximately $9 billion of third party fee-paying equity under management at time of closing. We continue to hold our significant ownership stake in Colony Starwood Homes (NYSE symbol “SFR”), the successor by merger of Colony American Homes (“CAH”) with Starwood Waypoint Residential Trust in January 2016. While CAH became a self-managed REIT effective November 4, 2014, and we received certain cost reimbursements under a transitional services agreement with CAH until its merger into SFR, we did not acquire CCLLC’s ownership interest in CAH or receive management fees from CAH due to such prior internalization of CAH’s management in November 2014.

Upon consummation of the Combination, all of CCLLC’s senior executives became employed by the Company. In order to further demonstrate their collective long term commitment to the Company’s business, our Executive Chairman, Mr. Thomas J. Barrack, and Chief Executive Officer and President, Mr. Richard B. Saltzman, entered into five-year employment agreements, certain other key senior executives entered into three-

year employment agreements, and all such executives entered into or are subject to lock-up arrangements with the Company, which, subject to certain exceptions for estate planning, partial share pledges and tax-related sales, generally restrict them from transferring their respective membership interests in the Operating Partnership (“OP Units”, exchangeable for shares of our Class A common stock or their equivalent in cash) and/or common stock received in the Combination, which transfer restrictions are ratably released over the same period as their respective employment agreement terms.

In connection with the Combination, we converted into an “umbrella partnership,” or “UPREIT,” structure, as reflected in the organizational structure below. As a result, substantially all of our assets are held by, and our operations are conducted through the Operating Partnership. As of March 18, 2016, we owned an approximate 81.1% ownership interest in the Operating Partnership.

Our Business

Our business objective is to provide attractive risk-adjusted returns to our investors through (i) a diversified portfolio of direct and indirect real estate-related equity and real estate debt investments and (ii) fee bearing management contracts on investment funds that we manage. We expect that these returns will be delivered to our investors through both current yield in the form of regular-way and special dividends and potential capital appreciation.

Our investments are diversified across a wide spectrum of commercial real estate property types, including but not limited to, office, industrial, retail, hospitality, education, single-family and multifamily residential assets, and geographies, primarily within North America and Europe. These investments and our business are organized in five reportable segments as outlined below.

Real Estate Equity

•	Light industrial real estate assets and operating platform;

•	Single-family residential rentals through our equity method investment in Colony Starwood Homes (NYSE symbol “SFR”);

•	Other real estate equity investments;

Real Estate Debt

•	Loan originations and acquisitions; and

Investment Management

•	Investment management of Company-sponsored funds and other investment vehicles.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of six directors. The nominees, all of whom are currently serving as directors of the Company, have been recommended by our Board of Directors for re-election to serve as directors for one-year terms until the 2017 annual meeting of stockholders and until their successors are duly elected and qualified. The Board of Directors has affirmatively determined that the following directors are “independent” directors under the rules of the NYSE and under applicable rules of the Securities and Exchange Commission: Nancy A. Curtin, George G. C. Parker, John A. Somers, and John L. Steffens.

The Board of Directors knows of no reason why any nominee would be unable to serve as a director. If any nominee is unavailable for election or service, the Board of Directors may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board of Directors, or the Board of Directors may, as permitted by our bylaws, decrease the size of our Board of Directors.

References to “our CF Manager” refer to Colony Financial Manager, LLC, our external manager prior to consummation of the Combination on April 2, 2015, when we became an internally managed company employing personnel previously employed by CCLLC and by acquiring our CF Manager. See “Our Company.”

Nominees for Election for a One-Year Term Expiring at the 2017 Annual Meeting

The following table sets forth the name and age of each nominee for director, indicating all positions and offices with us currently held by the director.

Name	Age (1)	Title
Thomas J. Barrack, Jr.	68	Director, Executive Chairman
Richard B. Saltzman	59	Director, Chief Executive Officer and President
Nancy A. Curtin	58	Director
George G. C. Parker	77	Director
John A. Somers	72	Director
John L. Steffens	74	Director

(1)	Ages as of March 31, 2016

Set forth below are descriptions of the backgrounds and principal occupations of each of our directors, including the specific experience, qualifications, attributes and skills of each director considered relevant by the Board of Directors for continued service on the Board.

Thomas J. Barrack, Jr. (age 68) has served as the executive chairman of our board of directors since our formation in June 2009.

Prior to founding the Colony Capital business in 1991, Mr. Barrack was a Principal with the Robert M. Bass Group, the principal investment vehicle of the Fort Worth, Texas investor Robert M. Bass. Prior to joining the Robert M. Bass Group, Mr. Barrack also served in the Reagan administration as Deputy Undersecretary of the Department of the Interior. Additionally, in 2010 French president Nicolas Sarkozy awarded him France’s Chevalier de la Légion d’honneur.

Since January 2016, Mr. Barrack has served as co-chairman of the board of trustees of Colony Starwood Homes (NYSE: SFR), a leading single-family rental real estate investment trust. Since January 2014, Mr. Barrack has served on the board of directors of Carrefour S.A., a French multinational retailer and the second largest retailer in the world. Since June 2010, Mr. Barrack has served on the board of directors of First Republic Bank, a full service bank and wealth management firm. From January 2006 to April 2013, Mr. Barrack served on the public board of directors of Accor, S.A., a major global hotel group listed on Euronext Paris. Mr. Barrack has also served on the public board of Challenger Financial Services Group Limited, a diversified financial services organization listed on the Australian Securities Exchange from November 2007 to October 2010. From August 1994 to September 2007, Mr. Barrack served on the board of Continental Airlines, Inc., one of the largest passenger airlines in the United States, including as a member of its Corporate Governance Committee, Executive Committee and HR Committee.

Mr. Barrack received a B.A. in 1969 from the University of Southern California. He attended law school at the University of San Diego and the University of Southern California, where he was an editor of the law review, and received a J.D. in 1972 from the University of San Diego. Mr. Barrack is the recipient of an Honorary Doctorate of Jurisprudence degree from Pepperdine University and a Trustee at the University of Southern California.

Mr. Barrack possesses significant vision and understanding of our Company’s strategies and future direction. Mr. Barrack has a long track record and experience managing and investing in commercial mortgage loans and other commercial real estate and real estate-related investments, including performing, sub-performing and non-performing loan portfolios and REO properties, through a variety of credit cycles and market conditions. Mr. Barrack’s extensive investment experience in our target assets is key to the Board’s oversight of the Company’s investment strategy and management of its investment portfolio. Mr. Barrack’s prior service as Deputy Undersecretary of the Department of the Interior also provides a unique government perspective to the Board.

Richard B. Saltzman (age 59) has served as our Chief Executive Officer, President and as a director since our formation in June 2009. Prior to joining the Colony Capital business in 2003, Mr. Saltzman spent 24 years in the investment banking business primarily specializing in real estate-related businesses and investments. Most recently, he was a Managing Director and Vice Chairman of Merrill Lynch’s investment banking division. As a member of the investment banking operating committee, he oversaw the firm’s global real estate, hospitality and restaurant businesses. Previously, he also served as Chief Operating Officer of Investment Banking, had responsibility for Merrill Lynch’s Global Leveraged Finance business, and was also responsible for various real estate-related principal investments including the Zell/Merrill Lynch series of funds which acquired more than $3.0 billion of commercial real estate assets and where Mr. Saltzman was a member of the investment committee.

Mr. Saltzman serves on the Board of Directors of Kimco Realty Corporation (NYSE: KIM) and the Board of Trustees of Colony Starwood Homes (NYSE: SFR). Previously, he was also a member of the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), on the board of directors of the Real Estate Roundtable and a member of the Board of Trustees of the Urban Land Institute, Treasurer of the Pension Real Estate Association, a Director of the Association of Foreign Investors in Real Estate and a past Chairman of the Real Estate Capital Policy Advisory Committee of the National Realty Committee.

Mr. Saltzman received his B.A. from Swarthmore College in 1977 and an M.S. in Industrial Administration from Carnegie Mellon University in 1979.

Mr. Saltzman’s expertise in real estate-related businesses, investments and capital markets, developed through more than 36 years of real estate principal investing and investment banking experience, provides a valuable perspective to the Board in developing, leading and overseeing the Company’s business as Chief Executive Officer and President. Mr. Saltzman was also integral in the implementation of the Combination. Mr. Saltzman’s current and past service on the boards of a real estate investment trust and other real estate-based organizations also provides the Board with valuable perspectives into the real estate industry.

Nancy A. Curtin (age 58) was appointed by the Board to serve as a director in August 2014. Mrs. Curtin is the Chief Investment Officer and Head of Investments of Close Brothers Asset Management (“CBAM”). CBAM

is the asset management arm of Close Brothers Group Plc (“CBG”). Established in 1878, CBG is a specialist financial services group engaged in banking, securities and asset management activities. CBG is listed on the London Stock Exchange and is a member of the FTSE 250, with over 2,700 employees. With over 550 employees, CBAM is focused on providing investment management and wealth structuring to a broad range of UK and European clients, both onshore and offshore. Prior to CBAM, Mrs. Curtin has had a range of senior roles in asset management, private equity and alternative asset investing. She served as the Chief Investment Officer and Managing Partner of Fortune Asset Management Limited, an alternative asset management firm working with institutional, HNW and family office clients, from April 2002 until it was purchased by CBAM in January 2010.

Mrs. Curtin was Managing Director of Schroders Plc, a £268 billion global asset management firm, where she was also Head of Global Investments for the Mutual Funds business. Prior to Schroders, Mrs. Curtin was Head of Emerging Markets at Baring Asset Management, a £60 billion global investment management firm, currently owned by MassMutual Financial Group.

Mrs. Curtin holds a bachelor’s degree, B.A. in political science, summa cum laude, from Princeton University (class of 1979) and an M.B.A. from Harvard Business School (class of 1983).

Mrs. Curtin’s years of investment management experience and senior roles in asset management, private equity and alternative asset investing is key to the Board’s oversight of the Company’s investment strategy and management of its investment portfolio. Mrs. Curtin’s extensive experience as a senior investment professional in London and across Europe provides the Board and management invaluable perspective on the Company’s focus on European investment opportunities.

George G. C. Parker, Ph.D. (age 77) has served as a director since our initial public offering in September 2009 and currently serves as chairman of our audit committee. Professor Parker has been a distinguished member of the finance faculty of Stanford University’s Graduate School of Business since 1973 and is currently the Dean Witter Distinguished Professor of Finance (Emeritus). At Stanford, Professor Parker has held a series of senior positions, including Senior Associate Dean for Academic Affairs, Director of the M.B.A. Program, Director for Executive Education, and Director of the Stanford Sloan Program for Executives.

Professor Parker is a member of the board of directors of Threshold Pharmaceuticals, Inc., a publicly traded biotechnology company, and First Republic Bank, a California banking company. From March 2001 to January 2015, Professor Parker served on the board of directors of iShares Exchange Traded Funds, an investment company, including as independent chairman. Professor Parker served as a member of the board of directors of Tejon Ranch Company, a publicly traded real estate development company, from May 1998 to March 2015, including as Chairman of its Audit Committee. From 1996 to 2009, Professor Parker served on the public board of Continental Airlines, Inc., including as a member of its Audit Committee.

Professor Parker holds a B.S. degree from Haverford College and an M.B.A. and Ph.D. degree from the Stanford Graduate School of Business.

Professor Parker’s understanding of business and finance concepts, acquired through his over 35 years of academic study and teaching, provides the Board with significant business acumen as the Company positions itself for future growth and development. Mr. Parker served as a member of the independent special committee representing the Company’s interests in the Combination. In addition, Professor Parker’s extensive experience in an academic environment, including his position teaching about corporate governance and management compensation at Stanford Business School, allows him to advise on rapidly changing market conditions and provide perspective for the Board. Professor Parker also serves as an audit committee financial expert on the Board’s Audit Committee. Professor Parker’s service on other public company boards also lends insights into public company operations and provides different perspectives on Board practices and governance matters.

John A. Somers (age 72) has served as a director since our initial public offering in September 2009 and currently serves as chairman of our Compensation Committee. Mr. Somers has been a private investor since June 2006. From 1996 to June 2006, Mr. Somers was Head of Fixed Income and Real Estate for Teachers Insurance and Annuity Association and College Retirement Equities Fund (TIAA-CREF), and served there as an Executive Vice President from 1996 to 2004. From 1981 to 1996, Mr. Somers served as Senior Vice President and Head of Commercial Mortgages and Real Estate for TIAA-CREF. Prior to joining TIAA-CREF, from 1972 to 1981, Mr. Somers held several positions in the Real Estate Investment Department, including Vice President, for Prudential Insurance Company of America.

Mr. Somers has been a member of the board of directors of Guardian Life Insurance Company of America since 1996, currently serves as a member of the audit & risk committee and the human resources & governance committee and previously served as chairman of its audit committee and investment committee. Since July 2010, Mr. Somers has served as a member of the board of directors of The Community Preservation Corporation, a 501(c)(3) not-for-profit corporation focused on low and moderate income housing development in New York City, and currently serves as a member of its Executive Committee and Chairman of its Governance and Compensation Committee.

Mr. Somers received his B.S. in Economics from Villanova University in 1966 and an M.B.A. in Finance from the University of Connecticut in 1972.

Mr. Somers’s commercial mortgage and real estate investment experience allows him to provide sound advice on the Company’s objectives to acquire, originate and manage real estate-related investments. Mr. Somers served as a member of the independent special committee representing the Company’s interests in the Combination. His position as Head of Fixed Income and Real Estate for TIAA-CREF provided Mr. Somers with extensive insight into the debt markets and real estate-related investments that provides a leadership perspective to the Board.

John L. Steffens (age 74) has served as a director since our initial public offering in September 2009 and currently serves as chairman of our nominating and corporate governance committee. Mr. Steffens is the founder of Spring Mountain Capital, L.P.; founded in 2001, Spring Mountain Capital, L.P. specializes in providing advisory services and alternative investments for institutional and private investors. Prior to establishing Spring Mountain Capital, Mr. Steffens spent 38 years at Merrill Lynch & Co., Inc., where he held numerous senior management positions, including President of Merrill Lynch Consumer Markets (which was later named the Private Client Group) from July 1985 until April 1997, and both Vice Chairman of Merrill Lynch & Co., Inc. (the parent company) and Chairman of its U.S. Private Client Group from April 1997 until July 2001.

Mr. Steffens served on the Board of Directors of Merrill Lynch & Co., Inc. from April 1986 until July 2001. He also served as a member of the Board of Directors of Merrill Lynch Ventures, LLC (a $1.8 billion private equity fund for key employees). Mr. Steffens currently serves on the Advisory Board of StarVest Partners, the Advisory Board of Wicks Communication & Media Partners, L.P., the Board of Directors of HealthPoint Capital, a global medical device company, the Board of Trustees of Colony Starwood Homes (NYSE: SFR) since January 2016, and as Chairman of the Board of Directors of Cicero, Inc., a publicly traded provider of business integration software, since May 2007. Also, Mr. Steffens was appointed to the Dartmouth Medical School Board of Overseers, on which he currently serves, on October 1, 2011. From June 2004 to February 2009, Mr. Steffens served on the public board of Aozora Bank, Ltd., a financial services institution in Japan. Mr. Steffens has served as Chairman of the Securities Industry Association, as a Trustee of the Committee for Economic Development, and is currently National Chairman Emeritus of the Alliance for Aging Research.

Mr. Steffens graduated from Dartmouth College in 1963 with a B.A. in Economics. He also attended the Advanced Management Program of the Harvard Business School in 1979.

Mr. Steffens’s years of investment experience, advisory work and senior leadership positions at Merrill Lynch devoted to private client work provides the Board with an investor perspective. Mr. Steffens served as the chairperson and a member of the independent special committee representing the Company’s interests in the Combination. Mr. Steffens’s extensive contacts developed through his service with a significant number of securities and financial firms provide the Board with a view into markets that is invaluable. Mr. Steffens’s service as a director of other public companies also helps provide the Board with different perspectives on Board practices and governance matters.

Vote Required and Recommendation

The affirmative vote of a plurality of all the votes cast at the annual meeting is necessary for the election of each nominee. In any uncontested election of directors, any incumbent director who does not receive a majority of the votes cast with respect to the election of that director shall tender his or her resignation within three (3) days after certification of the results, for consideration by the Nominating and Corporate Governance Committee in accordance with the Company’s written corporate governance guidelines. For purposes of the foregoing, a majority of the votes cast means that the number of shares that are cast and are voted “for” the election of a director must exceed the number of shares that are cast and are withheld from his or her election. For purposes of the election of directors, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for purposes of determining the presence of a quorum.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers. Executive officers are elected by and serve at the discretion of our Board of Directors.

Name	Age (1)	Title
Thomas J. Barrack, Jr.	68	Director, Executive Chairman
Richard B. Saltzman	59	Director, Chief Executive Officer and President
Mark M. Hedstrom	57	Executive Director and Chief Operating Officer
Ronald M. Sanders	52	Executive Director, Chief Legal Officer and Secretary
Darren J. Tangen	45	Executive Director, Chief Financial Officer and Treasurer
Kevin P. Traenkle	46	Executive Director, Chief Investment Officer
Jonathan H. Grunzweig	52	Executive Director, Global Head—Special Situations
Neale W. Redington	49	Managing Director, Chief Accounting Officer

(1)	Ages as of March 31, 2016

Set forth below are descriptions of the backgrounds of each of our executive officers, other than Thomas J. Barrack, Jr. and Richard B. Saltzman, whose positions and backgrounds are described above.

Jonathan H. Grunzweig (age 52) became our Executive Director and Global Head—Special Situations upon the consummation of the Combination. Prior to consummation of the Combination, Mr. Grunzweig served as Principal and Chief Investment Officer of CCLLC, where he oversaw the sourcing, structuring, execution and management of all investments and divestments on a global basis. Mr. Grunzweig also served as General Counsel for CCLLC’s global investment program for several years.

Prior to joining the Colony Capital business in 1999, Mr. Grunzweig was a Partner with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, where he specialized in corporate finance and mergers and acquisitions.

Mr. Grunzweig received his B.A. from Cornell University in 1985, where he was a member of Phi Beta Kappa. He received a J.D., cum laude, from Harvard Law School in 1988.

Mark M. Hedstrom (age 57) became our Executive Director and Chief Operating Officer upon the consummation of the Combination. Prior to consummation of the Combination, Mr. Hedstrom served as a Vice President of the Company and as Principal and Chief Financial Officer of CCLCC, where he was responsible for all of CCLLC’s financial and treasury functions and had primary responsibility for CCLLC’s risk management and investor reporting.

Prior to joining the Colony Capital business in 1993, Mr. Hedstrom served in senior financial roles with The Koll Company and Castle Pines Land Company and served as a Senior Manager of Ernst & Young.

Mr. Hedstrom is a Certified Public Accountant (license inactive) and received a B.S. in Accounting from the University of Colorado in 1980.

Neale W. Redington (age 49) became our Managing Director and Chief Accounting Officer upon consummation of the Combination. Prior to consummation of the Combination, Mr. Redington served as Senior Vice President—Controller and Chief Accounting Officer of CCLLC, where he was responsible for financial accounting and reporting for CCLLC-sponsored investments and related affiliates and subsidiaries.

Prior to joining the Colony Capital business in 2008, Mr. Redington was an audit partner in the real estate and hospitality practice of Deloitte & Touche LLP where he was the U.S. partner in charge of hospitality services. During his twenty years with Deloitte, Mr. Redington worked in both London and Los Angeles.

Mr. Redington is a Certified Public Accountant (license inactive) and a Chartered Accountant in England & Wales and received a B.Com.(Acc.)(Hons.) in 1987 from the University of Birmingham in England.

Ronald M. Sanders (age 52) has served as our Chief Legal Officer and Secretary since our initial public offering in September 2009, as a vice president since our formation in June 2009 and as an Executive Director upon consummation of the Combination. Mr. Sanders also has served as a Principal and the General Counsel of CCLLC, since joining the Colony Capital business in November 2004. Mr. Sanders is responsible for the management of global legal affairs and generally provides legal and other support to our operations.

Prior to joining the Colony Capital business in November 2004, Mr. Sanders was a Partner with the law firm of Clifford Chance US LLP, where he specialized in the representation of private equity funds and mergers and acquisitions.

Mr. Sanders received his B.S. from the State University of New York at Albany in 1985, and his J.D. from the New York University School of Law in 1988.

Darren J. Tangen (age 45) has served as our Chief Financial Officer since our formation in June 2009, as our treasurer since our initial public offering in September 2009 and as an Executive Director upon consummation of the Combination. Mr. Tangen also served our Chief Operating Officer from March 2012 to April 2015. Mr. Tangen was seconded exclusively to us pursuant to a secondment agreement with CCLLC prior to consummation of the Combination. He has been a Principal of CCLLC since December 2007, where he was responsible for the identification, evaluation, consummation and management of new debt and equity investments in North America. Prior to becoming a Principal of CCLLC, Mr. Tangen served as a Senior Vice President (December 2006-December 2007), Vice President (July 2004-December 2006) and Associate of CCLLC (August 2002-July 2004).

Prior to joining the Colony Capital business in August 2002, Mr. Tangen was an Associate in the Investment Banking Division of Credit Suisse First Boston in Los Angeles. From 1993 to 1999, Mr. Tangen worked in the Investment Division of Colliers International in Vancouver, Canada specializing in the acquisition and disposition of major commercial properties including office and industrial buildings, shopping centers and development lands.

Mr. Tangen received his B. Comm. from McGill University in Montreal, Canada and his M.B.A. in Finance and Real Estate at The Wharton School, University of Pennsylvania where he was recognized as a Palmer Scholar.

Kevin P. Traenkle (age 46) has served as our Chief Investment Officer since our formation in June 2009, and as an Executive Director upon consummation of the Combination. Mr. Traenkle has also been a Principal of CCLLC where he was involved in many facets of the firm’s activities including: distressed debt initiatives, investment and divestment decisions, business development and global client relations.

Prior to becoming a Principal in January 2005, Mr. Traenkle served as a Vice President of Acquisitions. Before rejoining the Colony Capital business in 2002, Mr. Traenkle worked for a private equity investment firm, where he was responsible for real estate-related investment and management activities.

Previously, Mr. Traenkle was a Vice President at CCLLC serving as a member of the acquisitions team and was responsible for the identification, evaluation, consummation, and management of investments. Prior to joining the Colony Capital business in 1993, Mr. Traenkle worked for an investment bank, First Albany Corporation, in its Municipal Finance department.

Mr. Traenkle received a B.S. in Mechanical Engineering in 1992 from Rensselaer Polytechnic Institute in Troy, New York.

INFORMATION REGARDING CORPORATE GOVERNANCE AND

BOARD AND COMMITTEE MEETINGS

Committee Charters and Corporate Governance Documents

Our Board of Directors maintains charters for all Board committees. In addition, our Board of Directors has adopted a written set of corporate governance guidelines, a code of business conduct and ethics and a code of ethics for our principal executive officers and senior financial officers. To view our committee charters, corporate governance guidelines, code of business conduct and ethics and code of ethics, please visit our website at http://www.colonyinc.com. Each of these documents is also available in print to any stockholder who sends a written request to such effect to Investor Relations, Colony Capital, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071.

Director Independence

The Board currently has six directors, a majority (four), specifically 67%, of whom the Board affirmatively has determined to be “independent” under the listing standards of the NYSE and under applicable rules of the Securities and Exchange Commission. The Board affirmatively has determined that each of the following directors is independent under these standards: Nancy A. Curtin, George G.C. Parker, John A. Somers and John L. Steffens. Thomas J. Barrack, Jr. and Richard B. Saltzman are not independent, as, they are our executive officers.

Board Leadership Structure and Risk Oversight

Our Board of Directors is comprised of a majority (four), specifically 67%, of independent directors. Mr. Barrack serves as the Executive Chairman of the Board, a position separate from our Chief Executive Officer. Our Board believes that having an executive chairman is useful as it ensures that the Board leadership retains a close working relationship with management. In addition, our Board of Directors established the position of Lead Director in order to provide for a Board leadership position to be held by an independent director. The Lead Director is selected on an annual basis by a majority of the independent directors then serving on the Board of Directors from among the independent directors. John A. Somers currently serves as our Lead Director. The role of the Lead Director is to serve as liaison (a) between the Board of Directors and management, including the Chief Executive Officer, (b) among independent directors and (c) between interested third parties and the Board of Directors.

In connection with its oversight of risk to our business, the Audit Committee and Board considers feedback from our CF Manager and management concerning the Company’s operations and strategies and considers the attendant risks to our business. The Audit Committee and Board also engage in regular discussions regarding risk management with our independent and internal auditors. The Board routinely meets with our Chief Executive Officer, our Chief Operating Officer and Chief Financial Officer, and other company officers as appropriate in the Board’s consideration of matters submitted for Board approval and risks associated with such matters.

In addition, the Board is assisted in its oversight responsibilities by the standing Board committees, which have assigned areas of oversight responsibility for various matters as described in the Committee charters and as provided in NYSE Rules.

For example, our Audit Committee assists the Board’s oversight of the integrity of our financial statements and financial reporting process, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. In addition, the Audit Committee has established and maintains procedures for the receipt of complaints and submissions of concerns regarding accounting and auditing matters. Pursuant to its charter, the Audit Committee also considers our policies with respect to risk assessment and risk management, including key risks to which we are subject such as credit risk, liquidity risk and market risk, and the steps that management has taken to monitor and control exposure to such risks. To further address such risk oversight and management of the Company, consistent with the recommendations of the Audit Committee and management, the Company established the position of Chief Risk Officer in late 2015. The Chief Risk Officer will manage an internal risk review function and maintain a line of direct communication with the Audit Committee at regular meetings (and as may otherwise be necessary).

Prior to consummation of the Combination on April 2, 2015, the Compensation Committee oversaw the performance of our CF Manager, the management fees and other compensation payable to our CF Manager, and the compensation of our Chief Financial Officer.

The Board and the Board committees hear reports from the members of management responsible for the matters considered to enable the Board and each committee to understand and discuss risk identification and risk management. The chairman of each of the Board’s standing committees reports on the discussion to the full Board at the next Board meeting. All directors have access to members of management in the event a director wishes to follow up on items discussed outside the Board meeting.

Executive Sessions of Non-Management Directors

Pursuant to our corporate governance guidelines and the NYSE listing standards, in order to promote open discussion among non-management directors, our Board of Directors devotes a portion of each regularly scheduled Board and committee meeting to executive sessions without management participation. In addition, our corporate governance guidelines provide that if the group of non-management directors includes directors who are not independent, as defined in the NYSE’s listing standards, at least one such executive session convened per year shall include only independent directors. The Lead Director presides at these sessions.

Communications with the Board

Stockholders and other interested parties may communicate with the Board by sending any correspondence they may have to the Lead Director at the following address: “Lead Director” c/o Secretary, Colony Capital, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071, or by email at lead.director@colonyinc.com. The Lead Director will decide what action should be taken with respect to the communication, including whether such communication should be reported to the Board of Directors.

Board Meetings

During 2015, the Board of Directors met five times, including telephonic meetings, and each Director attended 100% of such meetings. Directors are expected to attend, in person or by telephone, all Board meetings and meetings of committees on which they serve. The 2015 annual meeting of stockholders was held on May 6, 2015 and was also attended by all five directors of the Company.

Board Committees

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. All members of the committees described below are “independent” of the Company as that term is defined in the NYSE’s listing standards and section 10A-3 under the Securities and Exchange Act of 1934, as amended.

The table below provides membership information for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Nancy A. Curtin	☑	☑	☑
George G. C. Parker	C	☑	☑
John A. Somers	☑	C	☑
John L. Steffens	☑	☑	C

☑	Member
C	Committee Chairman

Audit Committee

The principal purpose of the Audit Committee is to assist the Board of Directors in the oversight of:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements and financial reporting process;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function; and

•	our overall risk profile and risk management policies.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors and is also responsible for reviewing with our independent auditors any audit problems or difficulties they encounter in the course of their audit work. The Audit Committee is also charged with the tasks of reviewing our financial statements, any significant financial reporting issues and any major issues as to the adequacy of internal control with management and our independent auditors.

Our Audit Committee’s written charter requires that all members of the committee must satisfy the requirements of the NYSE, the rules and regulations of the SEC and applicable laws relating to independence, financial literacy and experience. All of the members of the Audit Committee meet the foregoing requirements. The Board of Directors has determined that George G. C. Parker is an “audit committee financial expert” as defined by the rules and regulations of the SEC. For information about the development of Professor Parker’s expertise, see “Proposal 1: Election of Directors—Nominees for Election for a One-Year Term Expiring at the 2017 Annual Meeting.”

During 2015, the Audit Committee met four times, including telephonic meetings, and each member of the Audit Committee attended 100% of such meetings.

Compensation Committee

Following the Combination, the principal purposes of the Compensation Committee are to:

•	review and approve on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any, evaluate our Chief Executive Officer’s performance in light of such goals and objectives and determine and approve the remuneration of our Chief Executive Officer based on such evaluation;

•	review and approve the compensation, if any, of all of our Section 16 officers, including our Chief Financial Officer, and oversee and review compensation recommendations generally for all other employees of the Company;

•	review our executive compensation policies and plans;

•	implement and administer our incentive compensation equity-based remuneration plans, including our 2014 Equity Incentive Plan;

•	assist management in complying with our proxy statement and annual report disclosure requirements;

•	produce a report on executive compensation to be included in our annual proxy statement; and

•	review, evaluate and recommend changes, if appropriate, to the remuneration for directors.

Following the consummation of the Combination, we entered into employment agreements with certain executive officers of the Company, pursuant to which each receives compensation for their services. See “Compensation Discussion and Analysis.”

Prior to consummation of the Combination, our Chief Executive Officer and each of our other executive officers (other than Mr. Tangen, our Chief Financial Officer and Treasurer), each of whom was an employee of CCLCC and certain of its affiliates, did not receive cash compensation from us for serving as our executive officers. Instead, prior to the Combination, the Compensation Committee primarily oversaw plans and programs related to the compensation of our CF Manager and Mr. Tangen. For further information regarding the employment agreements of our named executive officers, see “Compensation Discussion and Analysis.”

The Compensation Committee may delegate its authority to members as it deems appropriate; any actions taken by a member who has been delegated authority must be reported to the full Compensation Committee at its next regularly scheduled meeting. The Compensation Committee has the authority to retain and terminate such outside legal, accounting or other advisors as it deems necessary and advisable in its sole discretion, including compensation consultants, after taking into consideration all factors relevant to the independence from management of such compensation consultant or other advisor. The Compensation Committee will be directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant or other advisor retained by the Compensation Committee.

During 2015, the Compensation Committee met five times, including telephonic meetings, and each member of the Compensation Committee attended 100% of such meetings.

Nominating and Corporate Governance Committee

The principal purposes of the Nominating and Corporate Governance Committee are to:

•	identify and recommend to the full board of directors qualified candidates for election as directors and recommend nominees for election as directors at the annual meeting of stockholders;

•	develop and recommend to the board of directors corporate governance guidelines and implement and monitor such guidelines;

•	review and make recommendations on matters involving the general operation of the board of directors, including board size and composition, and committee composition and structure;

•	recommend to the board of directors nominees for each committee of the board of directors;

•	annually facilitate the assessment of the board of directors’ performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

•	oversee the board of directors’ evaluation of management.

During 2015, the Nominating and Corporate Governance Committee met four times, including telephonic meetings, and each member of the Nominating and Corporate Governance Committee attended 100% of such meetings.

Code of Ethics

Our Board of Directors has adopted and maintains a code of business conduct and ethics and a code of ethics for our principal executive officers and senior financial officers. To view our code of business conduct and ethics and code of ethics, please visit our website at http://www.colonyinc.com. Each of these documents is also available in print to any stockholder who sends a written request to such effect to Investor Relations, Colony Capital, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071.

Consideration of Director Candidates

The Board of Directors has adopted a policy to be used for considering potential director candidates to further the Nominating and Corporate Governance Committee’s goal of ensuring that our Board of Directors consists of a diversified group of qualified individuals that function effectively as a group. The policy provides that qualifications and credentials for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Directors. However, at a minimum, candidates for director must possess:

•	high personal and professional ethics and integrity;

•	an ability to exercise sound judgment;

•	an ability to make independent analytical inquiries;

•	a willingness and ability to devote adequate time and resources to diligently perform Board duties, including attending regular and special Board and committee meetings;

•	an appropriate and relevant business experience and acumen; and

•	a reputation, both personal and professional, consistent with the image and reputation of the Company.

In addition to the aforementioned qualifications, the Nominating and Corporate Governance Committee also believes that there are other qualities and skills that, while not a prerequisite for nomination, should be taken into account when considering whether to recommend a particular candidate. These factors include, among others:

•	whether the person possesses specific industry expertise, including in real estate and real estate-related debt instruments, and familiarity with general issues affecting the Company’s business;

•	whether the person’s nomination and election would enable the Board of Directors to have a member that qualifies as an “audit committee financial expert”;

•	whether the person would qualify as an “independent” director under the rules of the NYSE and the Company’s Corporate Governance Guidelines;

•	the importance of continuity of the existing composition of the Board of Directors; and

•	the importance of a diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

The Nominating and Corporate Governance Committee will seek to identify director candidates based on input provided by a number of sources, including (a) Nominating and Corporate Governance Committee members, (b) other members of the Board of Directors and (c) stockholders of the Company. The Nominating and Corporate Governance Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates; however, we do not currently employ a search firm, or pay a fee to any other third party, to locate qualified director candidates. Stockholders seeking to recommend a prospective candidate for the Nominating and Corporate Governance Committee’s consideration should submit the candidate’s name and qualifications, including the candidate’s consent to serve as a director if nominated and elected, to Ronald M. Sanders, Chief Legal Officer and Secretary, Colony Capital, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071.

Independent Registered Public Accounting Firm

Our consolidated financial statements for the fiscal year ended December 31, 2015 were audited by Ernst & Young LLP, which served as our independent registered public accounting firm for the last fiscal year and has been selected by the Audit Committee of our Board of Directors to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016. A representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Auditor Fees and Services

Set forth below are the services rendered and related fees billed by Ernst & Young LLP for services rendered during the years ended December 31, 2015 and December 31, 2014:

Services	2015	2014
Audit Fees (1)	$2,974,536	$1,414,200
Audit-Related Fees (2)	—	142,000
Tax Fees (3)	855,880	850,200
All Other Fees (4)	201,050	255,300

Total	$4,031,466	$2,661,700

(1)	Audit fees represent fees and expenses for the audits of the Company’s annual financial statements and internal control over financial reporting, review of financial statements included in the Company’s quarterly reports on Form 10-Q, consultations with Company’s management on technical accounting and regulatory issues, and services provided for assistance with and review of other regulatory filings. Such fees for 2015 increased as a result of the complexity of our organizational structure and additional consolidated subsidiaries gained through the Combination.
(2)	Audit-related fees represent fees and expenses related to a statutory audit in connection with a business combination.
(3)	Tax fees represent fees and expenses related to the review and assistance with the preparation of tax returns, tax consulting related to REIT qualification, and general federal and state tax consulting.
(4)	Other fees represent fees and expenses related to due diligence services in connection with the Company’s securitization transactions.

All audit and audit-related services provided by Ernst & Young LLP in 2015 were pre-approved by our Audit Committee, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of the Company’s independent auditor to provide any audit or permissible non-audit service to the Company. Pursuant to the Audit and Non-Audit Services Pre-Approval Policy, which will be reviewed and reassessed annually by the Audit Committee, a list of specific services within certain categories of services, including audit, audit-related, tax and other services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by the Company for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, all audit and permissible non-audit services in excess of the pre-approved fee level, whether or not included on the pre-approved list of services, must be separately pre-approved by the Audit Committee. The Audit Committee has delegated authority to its chairman to specifically pre-approve engagements for the performance of audit and permissible non-audit services, provided that the estimated cost for such services shall not exceed $100,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement, including (1) the type of services covered by the engagement, (2) the dates the engagement is scheduled to commence and terminate, (3) the estimated fees payable by the Company pursuant to the engagement, (4) other material terms of the engagement, and (5) such other information as the Audit Committee may request.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis describes our compensation for our principal executive officer and principal financial officer during the last year and the three next most highly compensated persons who were executive officers of the Company on December 31, 2015. The Compensation Discussion and Analysis explains the objectives of our executive compensation programs, outlines the elements of executive officer compensation and describes the factors considered by the Compensation Committee to determine the amounts of compensation for executive officers for 2015 performance.

As a result of the Combination in 2015, our Compensation Committee evaluated a number of factors relevant during this transformative year for the Company (acquiring the Colony Capital trademark name and combining with the long-standing global investment management business of CCLLC, including internalizing 300 employees), with a meaningful focus on integration through the internalization, efforts toward stabilization and continued business and investment development.

For 2016, the Compensation Committee evaluated and framed a detailed policy (including objective financial metrics) for determining executive compensation for full-year 2016. For purposes of determining executive compensation for 2016 and beyond, the Compensation Committee approved a 2016 Annual Incentive Plan. For purposes of evaluating cash bonus compensation of executive officers, the Annual Incentive Plan will pair a 60 percent weighting across two corporate financial metrics (including a company-wide measure of operating performance measuring Core Funds From Operations performance and a key strategic objective evaluating growth of the investment management business through Additions to Fee-Earning Equity Under Management), with the remaining 40 percent weighting to subjective elements (based on pre-established personal performance targets applicable to the responsibilities of the relevant executive officer), discussed below under “—2016 Executive Compensation Process and Considerations”. For purposes of evaluating long term incentive equity awards, subject to future considerations, the Compensation Committee generally agreed that such grants should in part vest based solely on time service-vesting terms with the remaining portion subject to a combination of time service-vesting and performance vesting (measured against a peer group approved by the Compensation Committee and based on a sliding scale of the target award).

Compensation Overview—General Philosophy and Objectives

The primary goal of our executive compensation program is to align the interests of our executive officers with those of our stockholders in a way that allows us to attract and retain the best executive talent. The Compensation Committee oversees the compensation of our executive officers, including setting base salaries, awarding bonuses and making equity awards to our executive officers. The Compensation Committee also oversees the Company’s equity plan. The Compensation Committee goals are to design a compensation program that rewards, among other things, favorable stockholder returns, share appreciation, our Company’s competitive position within our segment of the real estate industry and each executive officer’s long-term career contributions to our Company. Our compensation incentives that are designed to further these goals have taken and may take the form of annual cash compensation (including bonuses) and equity awards, and long-term cash and equity incentives for our executive officers. All cash bonus awards to executive officers during 2015 were made at the discretion of the Compensation Committee in recognition of the accomplishment of significant corporate goals, including consummating the Combination and other factors (see “—2015 Executive Compensation Summary” below). Prior to the Combination, in January 2015 equity awards were similarly made at the discretion of the Compensation Committee to the CF Manager (see “Certain Relationships and Related Party Transactions—CF Manager Compensation” below). Future equity awards and cash bonuses will be measured and/or impacted by performance targets established by our Compensation Committee. In addition, our Compensation Committee may decide to make awards to new executive officers in order to attract talented professionals. Our “named executive officers” during 2015 were: Mr. Barrack, Executive Chairman and a director; Mr. Saltzman, our Chief Executive Officer and President and a director; Mr. Tangen, our Chief Financial Officer and Treasurer; Mr. Traenkle, our Chief Investment Officer; and Mr. Hedstrom, our Chief Operating Officer.

2015 Executive Compensation Summary

Prior to the consummation of the Combination on April 2, 2015, our Chief Executive Officer and each of our other executive officers, each of whom was an employee of CCLLC and certain of its affiliates, did not receive cash compensation from us for serving as our executive officers. Instead, we paid our CF Manager the management fees described in “Certain Relationships and Related Transactions—Management Agreement” below. However, prior to the Combination, under the terms of a secondment agreement between us and CCLLC, Mr. Tangen, our Chief Financial Officer and Treasurer, was seconded exclusively to us by CCLLC.

Following consummation of the Combination, we became an internally managed company by employing personnel previously employed by CCLLC and by acquiring our CF Manager. Furthermore, we expanded our business model and segments, as discussed under “Our Company”.

Given this meaningful transitional year for the Company, the Compensation Committee did not set pre-determined performance targets in late 2014 with foresight that the Combination was targeted to close during 2015. The view of the Compensation Committee was that, while the Company would be in the early stages of internalization (including management, all employees and the businesses acquired), management needed flexibility to respond to opportunities and challenges as they arose, and to be rewarded for those responses. The Compensation Committee recognized the difficulty in predicting overall Company performance through this transitional period. The Compensation Committee preferred to evaluate 2015 performance with the benefit of hindsight in assessing the consummation of the Combination, related opportunities and challenges and to evaluate management’s corresponding responses. Accordingly, for purposes of evaluating executive compensation for 2015, the Compensation Committee considered the Combination, the transition, related stabilization, and the significant operational improvements and financing transactions that occurred during 2015.

In connection with negotiations between us and CCLLC regarding the Combination, we formed a special committee of our independent board members. The special committee engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”), an independent executive compensation consulting firm, to advise on compensation arrangements recommended for certain executive officers following the Combination. Semler Brossy provided the special committee with a market compensation benchmarking analysis summarizing the compensation practices among the Company’s peer companies, including with respect to base salary, annual target bonus opportunities, long-term target equity compensation opportunities, as well as severance and change in control arrangements at the Company’s peers. Semler Brossy also provided recommendations relating to the proposed compensation arrangements and terms of employment for Mr. Barrack and Mr. Saltzman, as well as Messrs. Tangen and Traenkle, and supplemental market benchmarking data that summarized the typical compensation and perquisites provided to executives in the Company’s peer group. This information was discussed and considered by the special committee in negotiating the terms of the employment agreements effective as of April 2, 2015 with Messrs. Barrack, Saltzman, Tangen and Traenkle. These employment agreements also created a useful framework to the Compensation Committee for considering appropriate executive compensation arrangements for other executive officers of the Company.

2015 Performance Considerations

Key achievements considered by the Compensation Committee included: (i) completion of the Combination, creating a leading real estate and investment management firm with approximately $19 billion of assets under management, (ii) a first closing for the Company’s next Global Credit Fund with commitments of approximately $700 million, inclusive of the Company’s commitment, (iii) meaningful year over year improvements from 2014 to 2015 to Core FFO and annual dividends, (iv) consistent total shareholder return year-to-date in 2015 compared with the Company’s peer group, previously established at the direction of its compensation consultant and (v) outperformance in total shareholder return compared with such peer group since the announcement of the Combination in November 2014. The Compensation Committee concluded that each of Messrs. Barrack, Saltzman, Tangen, Traenkle and Hedstrom, in their respective roles, were necessary and instrumental in accomplishing the Combination and each of these other milestones for the Company.

In addition, the 2015 cash bonus determinations were consistent with the targeted amounts set forth in the relevant employment agreements with those executive officers, where applicable, as established by special committee of the Board with the assistance of Semler Brossy.

Results of 2015 Advisory Vote on Executive Compensation

In establishing and recommending compensation for 2015 performance for our named executive officers, the Compensation Committee reviewed the results of the vote on the advisory, non-binding vote on executive compensation at the 2015 Annual Meeting of Stockholders. At the 2015 Annual Meeting of Shareholders, over 99 percent of the votes cast were voted in support of the compensation paid to our named executive officers. Based on the results of the 2015 executive compensation vote, the Compensation Committee and the Board of Directors concluded that the compensation paid to our Chief Financial Officer and Treasurer and the Company’s overall compensation philosophy enjoy strong stockholder support and do not require revision to address any stockholder concerns.

Based on the results of the advisory, non-binding vote on the frequency of stockholder votes on executive compensation at the 2011 Annual Meeting of Stockholders, the Company will continue to hold an advisory vote on executive compensation on an annual basis.

Elements of Executive Officer Compensation and Benefits

The following is a summary of the elements of and amounts paid under our compensation plans for fiscal year 2015 to our executive officers. With the exception of Mr. Tangen, who was previously seconded exclusively to the Company and compensated by the Company in accordance with such engagement, historical compensation information is not available (therefore not disclosed) on behalf of the other executive officers of the Company who were independently compensated by the CF Manager and its affiliates prior to the Combination.

In 2015, named executive officers’ total compensation was generally comprised of the following elements designed to complement each other:

•	annual base salary;

•	annual cash bonus;

•	equity awards; and

•	other benefits.

Annual Base Salary

Base salaries are designed to compensate our executive officers at a fixed level of compensation that is market competitive and commensurate with each executive’s skills, experience and contributions. In determining base salaries, our Compensation Committee considers a number of factors including each executive officer’s role and responsibilities, qualifications and experience, past performance, unique skills, future potential with our Company, compensation paid for similar positions within our peer group (including other comparable companies, as applicable) and internal pay equity.

Effective upon the closing of the Combination and as approved by the independent special committee of the Board, we entered into employment agreements with each of Messrs. Barrack, Saltzman, Tangen and Traenkle to continue their service to the Company following the Combination. The employment agreements provide that our Executive Chairman and director, Mr. Barrack, will receive an annual base salary of $1,000,000 and that our Chief Executive Officer, President and director, Mr. Saltzman, will receive an annual base salary of $800,000. In addition, the employment agreements provide for the payment of a specified base salary to certain other named executive officers, which is equal to $447,000 for Mr. Tangen and $472,000 for Mr. Traenkle.

Annual Cash Bonus

The annual bonus payment is designed to incentivize our executive officers at a variable level of compensation based on performance of both our Company and such individual. The Compensation Committee takes into account corporate goals, objectives and performance in determining the annual bonus payment. In addition, in accordance with the Charter of the Compensation Committee, the Compensation Committee considers the Company’s performance and relative stockholder return, the amount of compensation payable, including incentive awards, to similarly-situated officers within our peer group (including other comparable companies, as applicable), any stockholder vote on compensation and any other factors the Compensation Committee deems necessary or advisable in its discretion.

Under the employment agreements entered into following the consummation of the Combination, as approved by the independent special committee of the Board, each of our executive officers is eligible to receive a discretionary annual cash bonus with a target amount of $4,000,000 for Mr. Barrack, $2,400,000 for Mr. Saltzman, $1,300,000 for Mr. Tangen and $1,575,000 for Mr. Traenkle. These pre-approved targets, taken together with the factors described in the immediately preceding paragraph, were relevant factors in determining the year-end cash bonus for Mr. Hedstrom.

In 2015, the Compensation Committee awarded year-end cash bonuses to each of our named executive officers in the amount of $4,000,000 to Mr. Barrack, $2,400,000 to Mr. Saltzman, $1,300,000 to Mr. Tangen, $1,575,000 to Mr. Traenkle, and 1,235,000 to Mr. Hedstrom.

Equity Awards

Following shareholder approval at our 2014 Annual Meeting of Stockholders, we adopted our 2014 Equity Incentive Plan (which constituted an amendment and restatement of the Company’s 2011 Equity Incentive Plan), which remains in effect. The 2014 Equity Incentive Plan provided for an increase in the total number of shares of our common stock authorized for issuance under the plan, which permits the Company to grant options to purchase shares of common stock, share awards (including restricted stock and stock units), stock appreciation rights, performance awards and annual incentive awards, dividend equivalent rights, long-term incentive units, cash and other equity-based awards. Certain named executive officers of the Company, along with other eligible employees, directors and service providers are eligible to receive awards under the 2014 Equity Incentive Plan. In addition, our CF Manager and employees of its affiliates were eligible to receive awards under the 2014 Equity Incentive Plan during the period when we were externally managed. Our Compensation Committee may, from time to time, grant equity-based awards designed to align the interests of our personnel with those of our stockholders, by allowing such personnel to share in the creation of value for our stockholders through stock appreciation and dividends. These equity-based awards are generally subject to time-based vesting requirements designed to promote retention and to achieve strong performance for our Company. These awards further provide flexibility to us in our ability to enable us to attract, motivate and retain talented individuals providing services for the benefit of the Company.

Prior to the Combination, in January 2015 equity awards were made at the discretion of the Compensation Committee by the Company to the CF Manager (see “Certain Relationships and Related Party Transactions—CF Manager Compensation” below). The Company did not make any equity awards to executive officers in 2015.

Other Benefits

In addition to base salary and bonus potential, in 2015, the Company provided Messrs. Barrack, Saltzman, Tangen and Traenkle with certain benefits and certain perquisites under our benefits plans, including, as applicable, matching contributions to their 401(k) plans, standard employee health benefits and an automobile allowance.

Employment Agreements

Four of our named executive officers have employment agreements with the Company. On December 23, 2014, we entered into employment agreements with Messrs. Barrack and Saltzman, which set forth the terms and conditions of the continuation of their roles with the Company and their oversight and management of the day-to-day business operations of the Company following the Combination. These agreements became effective as of the consummation of the Combination. In connection with the consummation of the Combination, we also entered into employment agreements with Messrs. Traenkle and Tangen to continue their service with the Company following the Combination. Below is a summary of the terms of each of these employment agreements.

Employment Agreement with Thomas J. Barrack, Jr.

We entered into an employment agreement with Mr. Barrack on December 23, 2014, which sets forth the terms and conditions of Mr. Barrack’s service as our Executive Chairman and Chairman of the Board. The agreement became effective upon consummation of the Combination on April 2, 2015 and will continue in effect for an initial term of five years following consummation of the Combination, subject to automatic renewals of additional successive one-year periods unless either party provides at least 180 days’ advance notice of non-renewal.

The agreement provides that, in his role as our Executive Chairman, Mr. Barrack will perform duties and provide services to us that are reasonably consistent with those he provided to us in that role prior to consummation of the Combination. The agreement further provides that Mr. Barrack will devote substantially all of his business time and attention to the performance of his duties to us, but will be permitted to perform duties for Colony Capital Holdings, LLC (“CC Holdings”) and its affiliates and engage in certain other outside activities, so long as those duties and activities do not unreasonably interfere with the performance of his duties to us.

In addition, the agreement provides that Mr. Barrack’s principal place of business during the term of the agreement will generally be in Los Angeles, California. However, the agreement provides that, if Mr. Barrack is required to engage in travel during the term of the agreement that results in him having to perform a significant portion of his duties at a location other than Los Angeles, California, and Mr. Barrack determines to relocate his principal place of residence to a city in proximity to that other location, then we will pay for all reasonable relocation and return expenses that he incurs on a basis which is grossed up for taxes, with such payments subject to the Board’s approval, not to be unreasonably withheld.

The agreement further provides that Mr. Barrack will receive an annual base salary of $1,000,000 and will be eligible to receive an annual cash bonus with a target amount of no less than $4,000,000, which may be based on achievement of reasonable performance measures established by the Board (or a committee thereof). In addition, Mr. Barrack will be eligible to receive annual grants of equity-based awards with a target value of 350% of his base salary. Mr. Barrack will also continue to receive allocations in respect of carried interests in respect of funds managed by us that were granted to Mr. Barrack prior to consummation of the Combination, and will be eligible to be granted new allocations in respect of carried interests in respect of funds managed by us as is determined by the Board from time to time in consultation with Mr. Barrack. Mr. Barrack will also be eligible to participate in our benefit plans made available to our senior executive officers from time to time and to receive certain perquisites that he was entitled to immediately prior to consummation of the Combination, each as described in the agreement.

The agreement provides that, if Mr. Barrack’s employment is terminated by us without “cause” (as defined in the agreement and including non-renewal of the agreement by us) or by Mr. Barrack for “good reason” (as defined in the agreement and described below), and Mr. Barrack executes a release of claims, he will be eligible to receive (i) a lump sum cash payment equal to three times the sum of his base salary and average annual bonus with respect to the three prior calendar years (or, if any such termination of employment occurs prior to Mr. Barrack receiving his annual bonus in respect of calendar year 2017, then his target annual bonus), (ii) a lump sum cash payment in respect of the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (iii) a pro-rated target bonus for the year of termination, (iv) continued medical, dental and vision benefits at active employee rates for 24 months following termination, (v) the continuation of certain benefits for 24 months following termination (or in certain cases, until the end of the term of the employment agreement then in effect (if later)), and (vi) full vesting of all equity-based awards, carried interests and other like compensation that he holds, to the extent unvested upon his termination.

The agreement also provides that if Mr. Barrack provides notice to us of his intention not to renew the agreement upon the scheduled expiration of the initial term or any renewal term, then he will receive (i) a lump sum cash payment in respect of the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (ii) a pro-rated target bonus for the year of termination, and (iii) if such termination occurs upon his retirement on or after his attainment of age 72, full vesting of all equity-based awards, carried interests and other like compensation that he holds, to the extent unvested upon his termination.

For purposes of the agreement, “good reason” means, in summary, (i) a material diminution in Mr. Barrack’s duties, authority or responsibilities (including failing to maintain Mr. Barrack as a member of the Board) or causing Mr. Barrack to no longer report to the Board or a diminution in his title, (ii) a reduction in Mr. Barrack’s base salary, target annual cash bonus or target annual equity incentive grant, (iii) a 25-mile relocation of Mr. Barrack’s principal place of business, or (iv) a material breach of the agreement by us, including the failure to appoint Mr. Barrack as our Chief Executive Officer if Mr. Saltzman’s employment terminates while Mr. Barrack is serving as our Executive Chairman.

If any payments to be made to Mr. Barrack, whether under the agreement or otherwise, would subject Mr. Barrack to the excise tax on so-called “golden parachute payments” in accordance with Sections 280G or 4999 of the Internal Revenue Code, then the payments will be reduced to the extent necessary to avoid the excise tax, but only if the amount of the payments after such reduction would result in Mr. Barrack receiving a greater net after-tax benefit than if all of the payments were provided and the excise tax were imposed.

The agreement, through a restrictive covenant agreement included as an exhibit to the agreement, also provides that Mr. Barrack will not, subject to certain listed exceptions for permitted and personal activities, compete with us, or solicit our investors or customers or employees or those of our subsidiaries during his employment with us and for the one-year period following the termination of his employment with us unless his employment is terminated by us without cause (as defined in the agreement and including non-renewal of the agreement by us) or by Mr. Barrack for “good reason” (as defined in the agreement and described above). The agreement also contains covenants relating to the treatment of confidential information and intellectual property matters and restrictions on the ability of Mr. Barrack and us to disparage the other.

Employment Agreement with Richard B. Saltzman

We entered into an employment agreement with Mr. Saltzman on December 23, 2014 that sets forth the terms and conditions of Mr. Saltzman’s service as our Chief Executive Officer and President following consummation of the Combination. Mr. Saltzman’s employment agreement became effective upon consummation of the Combination on April 2, 2015 and will continue in effect for an initial term of five years following consummation of the Combination, subject to automatic renewals of additional successive one-year periods unless either party provides at least 180 days’ advance notice of non-renewal. In connection with his prior employment and equity agreement by and among Mr. Saltzman, Mr. Barrack and CCLLC, as amended, Mr. Saltzman still maintains a right to fund incentives or other interests granted in connection with his employment prior to the consummation of the Combination, including any rights to the payment of consideration from the Combination under a contribution agreement.

The agreement also provides that, in his role as our Chief Executive Officer and President, Mr. Saltzman will perform duties and provide services to us that are reasonably consistent with those he provided to us in that role prior to consummation of the Combination. The agreement further provides that Mr. Saltzman will devote substantially all of his full business time and attention to the performance of his duties to us, but will be permitted to engage in certain other outside activities so long as they do not unreasonably interfere with the performance of his duties to us.

In addition, the agreement provides that Mr. Saltzman’s principal place of business during the term of the agreement will be in New York City. However, the agreement provides that if Mr. Saltzman is required to engage in travel during the term of the agreement that results in him having to perform a significant portion of his duties at a location other than in New York City, and Mr. Saltzman determines to relocate his principal place of residence to a city in proximity to such other location, then we will pay for all relocation and return expenses that he incurs on a basis which is grossed up for taxes, with such payments subject to the Board’s approval, not to be unreasonably withheld.

The agreement further provides that Mr. Saltzman will receive an annual base salary of $800,000 and will be eligible to receive an annual cash bonus with a target amount of no less than $2,400,000, which may be based on achievement of reasonable performance measures established by the Board (or a committee thereof). In addition, Mr. Saltzman will be eligible to receive annual grants of equity-based awards with a target value of 350% of his base salary. Mr. Saltzman will also continue to receive allocations in respect of carried interests in respect of funds managed by us that were granted to him prior to consummation of the Combination and will be eligible to be granted new allocations in respect of carried interests in respect of funds managed by us as is determined by the Board from time to time in consultation with Mr. Saltzman. Mr. Saltzman will also be eligible to participate in our benefit plans made available to our senior executive officers from time to time and will be entitled to receive certain perquisites that he was entitled to immediately prior to consummation of the Combination, each as described in the agreement.

The agreement provides that if Mr. Saltzman’s employment is terminated by us without “cause” (as defined in the agreement and including non-renewal of the agreement by us) or by Mr. Saltzman for “good reason” (as defined in the agreement and described below), and Mr. Saltzman executes a release of claims, he will be eligible to receive (i) a lump sum cash payment equal to three times the sum of his base salary and average annual bonus with respect to the three prior calendar years (or, if any such termination of employment occurs prior to Mr. Saltzman receiving his annual bonus in respect of calendar year 2017, then his target annual bonus), (ii) a lump sum cash payment in respect of the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (iii) a pro-rated target bonus for the year of termination, (iv) continued medical, dental and vision benefits at active employee rates for 24 months following termination, and (v) full vesting of all equity-based awards, carried interests and other like compensation that he holds, to the extent unvested upon his termination.

The agreement also provides that if Mr. Saltzman provides notice to us of his intention not to renew the agreement upon the scheduled expiration of the initial term or any renewal term, then he will receive (i) a lump sum cash payment in respect of the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (ii) a pro-rated target bonus for the year of termination, and (ii) if such termination occurs upon his retirement on or after his attainment of age 65, full vesting of all equity-based awards, carried interests and other like compensation that he holds, to the extent unvested upon his termination.

For purposes of the agreement, “good reason” means, in summary, (i) a material diminution in Mr. Saltzman’s duties, authority or responsibilities (including failing to maintain Mr. Saltzman as a member of the Board) or a diminution in his title, (ii) a change in reporting structure such that Mr. Saltzman no longer reports to the Executive Chairman or the Board (or a sub-committee of the Board), (iii) a reduction in Mr. Saltzman’s base salary, target annual cash bonus or target annual equity incentive grant, (iv) a 25-mile relocation of his principal place of business, or (iv) a material breach of the agreement by us.

If any payments to be made to Mr. Saltzman, whether under the agreement or otherwise, would subject Mr. Saltzman to the excise tax on so-called “golden parachute payments” in accordance with Sections 280G or 4999 of the Internal Revenue Code, then the payments will be reduced to the extent necessary to avoid the excise tax, but only if the amount of the payments after such reduction would result in Mr. Saltzman receiving a greater net after-tax benefit than if all of the payments were provided and the excise tax were imposed.

The agreement, through a restrictive covenant agreement included as an exhibit to the agreement, also provides that Mr. Saltzman will not, subject to certain listed exceptions for permitted and personal activities, compete with us, or solicit our investors or our customers or employees or those of our subsidiaries during his employment with us and for the one-year period following the termination of his employment with us unless his employment is terminated by us without cause (as defined in the agreement and including non-renewal of the agreement by us) or by Mr. Saltzman for “good reason” (as defined in the agreement and described above). The agreement also contains covenants relating to the treatment of confidential information and intellectual property matters and restrictions on the ability of Mr. Saltzman and us to disparage the other.

Employment Agreements with Other Named Executive Officers

We have entered into employment agreements which became effective upon consummation of the Combination, with each of (i) Darren J. Tangen and (ii) Kevin P. Traenkle.

These employment agreements will be in effect for an initial term of three years following consummation of the Combination on April 2, 2015, subject to automatic renewals of additional successive one-year periods unless either party provides at least 180 days’ advance notice of non-renewal. Each agreement requires that the executive will devote his full business time and attention to the performance of his duties to us, but will be permitted to engage in certain other outside activities so long as they do not unreasonably interfere with the performance of the executive’s duties to us.

The agreements provide for the payment of a specified base salary to each executive, which is equal to $447,000 for Mr. Tangen and $472,000 for Mr. Traenkle. In addition, the agreements provide that each executive will be eligible to receive a discretionary annual cash bonus with a target amount of $1,300,000 for Mr. Tangen and $1,575,000 for Mr. Traenkle and annual grants of equity-based awards with a target value of $1,000,000 for Mr. Tangen and $990,000 for Mr. Traenkle. In addition, the executives will continue to receive allocations in respect of carried interests in respect of funds managed by us that were granted to them prior to consummation of the Combination and to be eligible to be granted new allocations in respect of carried interests in respect of funds managed by us as is determined by the Board from time to time in consultation with the applicable executive. The executives will be eligible to participate in certain of our benefit plans made available to our senior executive officers from time to time and to receive certain perquisites that the executives were entitled to receive immediately prior to consummation of the Combination.

The agreements provide that if the executive’s employment is terminated by us without “cause” (as defined in the agreements and including non-renewal of the employment agreements by us) or by the executive for “good reason” (as defined in the agreement and described below), and the executive executes a release of claims, he will be eligible to receive (i) a lump sum cash payment equal to two times the sum of his base salary and average annual bonus with respect to the three prior calendar years (or, if any such termination of employment occurs prior to the executive receiving his annual bonus in respect of calendar year 2017, then his target annual bonus), (ii) a lump sum cash payment in respect of the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (iii) a pro-rated target bonus for the year of termination, (iv) continued medical, dental and vision benefits at active employee rates for 24 months following termination, and (v) full vesting of all equity-based awards, carried interests and other like compensation that he holds, to the extent unvested upon his termination.

The agreements provide that if an executive provides notice to us of his intention not to renew the agreement upon the scheduled expiration of the initial term or any renewal term, then he will receive (i) a lump sum cash payment in respect of the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination and (ii) a pro-rated target bonus for the year of termination.

For purposes of the agreements, “good reason” includes, in summary, (i) a material diminution in the executive’s duties, authority or responsibilities, (ii) a requirement that the executive report to any person other than our Chief Executive Officer or Executive Chairman, (iii) a reduction in the executive’s base salary, target annual cash bonus or target annual equity incentive grant, (iv) a 25-mile relocation of the executive’s principal place of business, or (v) a material breach of the agreement by us.

The agreements include a provision providing that if any payments to be made to the executive, whether under the agreement or otherwise, would subject the executive to the excise tax on so-called “golden parachute payments” in accordance with Sections 280G or 4999 of the Internal Revenue Code, then the payments will be reduced to the extent necessary to avoid the excise tax, but only if the amount of the payments after such reduction would result in the executive receiving a greater net after-tax benefit than if all of the payments were provided and the excise tax were imposed.

In addition, the agreements, through a restrictive covenant agreement that is included as an exhibit to the agreements, provide that the executives will not, subject to certain exceptions, compete with us, or solicit our investors or customers or employees or those of our subsidiaries during their employment with us and for the one-year period following the termination of their employment with us unless their employment is terminated by us without cause (as defined in the agreement and including non-renewal of the employment agreement by us) or by the executive for “good reason” (as defined in the agreement and described above). The agreements contain covenants relating to the treatment of confidential information and intellectual property matters and restrictions on the ability of the executives and us to disparage the other.

A table summarizing the potential payments upon termination under each of our employment agreements, as of December 31, 2015, is set forth below.

2016 Executive Compensation and the 2016 Annual Incentive Plan

Following consummation of the Combination, in 2015, the Compensation Committee engaged Frederic W. Cook & Co. (“FW Cook”), a nationally recognized independent consulting firm, to undertake a review of executive compensation, as well as the compensation policy for our non-executive directors (discussed further under “Compensation of Directors” below). Between June 2015 and February 2016, FW Cook met with members of management four separate times to establish an appropriate peer group for the Company and executive compensation plans relevant to the global real estate and investment management firm created through the Combination.

During this evaluation period, to establish a framework for executive compensation for 2016 and beyond, the Compensation Committee and FW Cook discussed cash bonus and long term equity incentive award plans, including carefully evaluating details of equity compensation plans within the Company’s peer group and other related companies. Following such discussions, the Compensation Committee determined that in determining cash bonuses of executive officers, 60 percent should be determined through applying objective corporate financial metrics, with the remaining 40 percent determined based on a subjective evaluation of pre-established personal performance targets applicable to the responsibilities of the relevant executive officer. With respect to long term equity incentive award plans, the Compensation Committee determined that incorporating performance vesting would improve and further enhance the Company’s compensation plans.

In February 2016, the Compensation Committee finally approved a 2016 Annual Incentive Plan, which for purposes of determining cash bonus compensation establishes a 60 percent weighting to two objective corporate financial metrics (including a company-wide measure of operating performance measuring Core Funds From Operations performance and a key strategic objective evaluating growth of the investment management business through Additions to Fee-Earning Equity Under Management) and retains a 40 percent weighting to subjective elements relating to personal performance targets recommended by the Chief Executive Officer and set by the Compensation Committee. Under such 2016 Annual Incentive Plan, subject to future considerations, the Compensation Committee generally agreed that long term incentive equity grants, anticipated by the Company in early 2017, should in part vest based solely on time service-vesting terms with the remaining portion subject to a combination of time service-vesting and performance vesting (measured against a peer group approved by the Compensation Committee and based on a sliding scale of the target award).

Summary Compensation Table

The following table contains certain summary compensation information for our named executive officers for the fiscal years ended December 31, 2015, 2014 and 2013:

Name and Principal Position	Year		Salary (1) ($)	Bonus (2) ($)	Stock Awards (6) ($)	All Other Compensation ($)		Total ($)
Thomas J. Barrack, Jr.	2015	(Q2-Q4)	750,000	3,000,000	—	94,768	(3)	3,844,768
Executive Chairman	2014		—	—	—	—		—
	2013		—	—	—	—		—

Richard B. Saltzman	2015	(Q2-Q4)	600,000	1,800,000	—	21,244	(4)	2,421,244
Chief Executive Officer & President	2014		—	—	—	—		—
	2013		—	—	—	—		—

Kevin P. Traenkle	2015	(Q2-Q4)	354,000	1,181,250	—	16,463	(4)	1,551,713
Chief Investment Officer	2014		—	—	—	—		—
	2013		—	—	—	—		—

Darren J. Tangen	2015		435,250	1,300,000	—	29,263	(4)(5)	1,764,513
Chief Financial Officer & Treasurer	2014		400,000	1,300,000	—	32,645	(5)	1,732,645
	2013		350,000	850,000	—	34,997	(5)	1,234,997

Mark M. Hedstrom	2015	(Q2-Q4)	356,250	926,250	—	17,744	(4)	1,300,244
Chief Operating Officer	2014		—	—	—	—		—
	2013		—	—	—	—		—

(1)	Certain executive officers entered into employment agreements with the Company in connection with the consummation of the Combination (See Compensation Discussion & Analysis—Employment Agreements). Salaries paid for the period beginning April 2, 2015 through December 31, 2015 in accordance therewith. The Company was not responsible for any such payments prior to the closing of the Combination, with the exception of Mr. Tangen, who received base salary in accordance with his secondment agreement prior to the closing of the Combination.
(2)	Represents the cash bonus paid to each of our named executive officers in 2015, for the period beginning April 2, 2015 through December 31, 2015, with the exception of Mr. Tangen. In accordance with the secondment agreement, the Compensation Committee approved reimbursing CCLLC for the allocable portion of Mr. Tangen’s cash bonus paid by CCLLC for the period between January 1, 2015 and April 1, 2015. In addition, represents the cash bonus paid to Mr. Tangen by CCLLC for each of the fiscal years ended December 31, 2014 and 2013, respectively. Upon determination by our Compensation Committee that the amount was proper, we similarly reimbursed CCLLC for 100% of the bonus amount paid to Mr. Tangen by CCLLC with respect to each such prior fiscal year.
(3)	Includes automobile related expenses, employee medical and health benefits and 401k matching related expenses for the period beginning April 2, 2015 through December 31, 2015. The Company was not responsible for any such payments prior to the closing of the Combination.

(4)	Includes employee medical and health benefits and 401k matching related expenses for the period beginning April 2, 2015 through December 31, 2015. The Company was not responsible for any such payments prior to the closing of the Combination, with the exception of Mr. Tangen (see note 5 below).
(5)	Includes automobile related expenses, certain club dues, employee medical and health benefits and 401k matching related expenses for period between January 1, 2015 and April 1, 2015 and each of the fiscal years ended December 31, 2014 and 2013, respectively.
(6)	Prior to the Combination, in January 2015 equity awards were made at the discretion of the Compensation Committee to the CF Manager (see “Certain Relationships and Related Party Transactions—CF Manager Compensation” below).

For narrative disclosures concerning the information set forth in the Summary Compensation Table, please see “Compensation Discussion and Analysis” in this proxy statement.

Grant of Plan Based Awards

The Company did not make any grants of stock awards to any named executive officers during the year ended December 31, 2015.

Stock Vested in 2015

The following table sets forth information for each named executive officer with respect to the vesting of stock awards from the Company during 2015, and the value realized upon such vesting dates:

Name and Principal Position	Number of Shares Acquired on Vesting (1) (#)	Market Value of Shares or Units of Stock That Have Vested (2) ($)
Thomas J. Barrack, Jr.	109,266	$2,631,944
Executive Chairman

Richard B. Saltzman	72,874	$1,755,352
Chief Executive Officer & President

Kevin P. Traenkle	47,499	$1,144,132
Chief Investment Officer

Darren J. Tangen	37,200	$896,055
Chief Financial Officer & Treasurer

Mark M. Hedstrom	25,553	$615,508
Chief Operating Officer

(1)	Represents vested common stock initially granted on January 4, 2012, December 28, 2012, January 2, 2014, and January 7, 2015; 25% of which from each grant vested in January 2015.
(2)	The amount reported in this column is based on an approximate share price of $24.09 per share, the blended share price of the opening share prices on January 2, 2015 and January 7, 2015, which together represent the applicable vesting dates for the grants discussed in note (1) above.

Outstanding Equity Awards at Fiscal Year Ended December 31, 2015

The following table sets forth information for each named executive officer with respect to the outstanding unvested equity awards as of fiscal year-end 2015, and the market value of such stock at fiscal year-end 2015:

Name and Principal Position	Number of Shares or Units of Stock That Have Not Vested (1) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)
Thomas J. Barrack, Jr.	165,501	$3,223,959
Executive Chairman

Richard B. Saltzman	110,392	$2,150,436
Chief Executive Officer & President

Kevin P. Traenkle	75,101	$1,462,967
Chief Investment Officer

Darren J. Tangen	59,953	$1,167,884
Chief Financial Officer & Treasurer

Mark M. Hedstrom	39,223	$764,064
Chief Operating Officer

(1)	These remaining restricted common stock awards initially granted on December 28, 2012, January 2, 2014, and January 7, 2015, with approximately 25% of each grant vesting in January 2016.
(2)	Value determined by multiplying the number of unvested shares by $19.48 per share, the closing share price on the last business day of the 2015 fiscal year.

Potential Payments Upon Termination as of December 31, 2015

The following table lists the estimated amounts each of the named executive officer’s would have become entitled to under the termination provisions in their employment agreements had their employment with the Company terminated on December 31, 2015, under the circumstances described above.

Name and Principal Position	Base Salary ($) (1)	Bonus ($) (2)	Formula	Severance Amount ($) (3)	Other Compensation (excluding equity) ($) (4)	All Other Compensation ($) (5)	Total ($)
Thomas J. Barrack, Jr.	1,000,000	4,000,000	3x	15,000,000	3,172,455	3,223,959	21,396,414
Executive Chairman

Richard B. Saltzman	800,000	2,400,000	3x	9,600,000	1,840,652	2,150,436	13,591,088
Chief Executive Officer & President

Kevin P. Traenkle	472,000	1,575,000	2x	4,094,000	1,221,902	1,462,967	6,778,869
Chief Investment Officer

Darren J. Tangen	447,000	1,300,000	2x	3,494,000	1,015,652	1,167,884	5,677,536
Chief Financial Officer & Treasurer

(1)	Represents a base salary as an annualized rate.
(2)	Represents the applicable target annual bonus.
(3)	Represents the sum of the base salary and bonus multiplied by the formula, payable in a lump sum.
(4)	Represents (i) any unpaid bonus for 2014, if any, (ii) the pro-rata bonus for the effective period of employment between April 2, 2015 to December 31, 3015, assuming the bonus was not paid in calendar year 2015, (iii) continued medical, dental and vision benefits at active employee rates for 24 months and (iv) the continuation of certain benefits for 24 months following termination, but excludes any perquisites and other personal benefits or property, if any, with an aggregate value less than $10,000.
(5)	Represents the value of all equity-based awards, carried interests and/or other like compensation that that would fully vest of upon termination.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee of the Board of Directors

John A. Somers (Chairman)

Nancy A. Curtin

George G. C. Parker

John L. Steffens

The Compensation Committee Report does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee of the Board of Directors are John A. Somers, Nancy A. Curtin, George G. C. Parker, and John L. Steffens, each of whom is an independent director. None of these directors, nor any of our executive officers, serves as a member of the governing body or compensation committee of any entity that has an executive officer serving as a member of our Board of Directors or our Compensation Committee. Accordingly, during 2015 there were no interlocks with other companies within the meaning of the SEC’s rules.

COMPENSATION OF DIRECTORS

Director Compensation

A member of our Board of Directors who was also an employee of CCLLC prior to consummation of the Combination or is our employee is referred to as an executive director. Executive directors do not receive compensation for serving on our Board. The following discussion relates to compensation for our non-executive directors of the Company, including Mrs. Curtin and Messrs. Parker, Somers and Steffens.

In July 2014, the Compensation Committee engaged FTI Consulting, a nationally recognized compensation consulting firm, to undertake a review of the Company’s Board of Directors compensation program. In August 2014, FTI Consulting met with the Compensation Committee to provide recommendations regarding the Company’s Board of Directors compensation program for 2014 and 2015. The Compensation Committee took these recommendations into account and elected to maintain the same fees payable to our non-executive directors for 2015 as agreed and paid in 2014.

For 2015, each non-executive director received an annual base fee for his or her services of $145,000, with $58,000 paid in cash in quarterly installments in conjunction with quarterly meetings of the Board and $87,000 paid in the form of an annual award of restricted shares of our common stock, which will vest in full on the one-year anniversary of the date of grant, subject to the director’s continued service on our Board of Directors. In addition, in 2015, the chairs of the Audit, Compensation and Nominating and Corporate Governance Committees received an additional annual cash retainer of $20,000, $12,500 and $12,500, respectively, and the Lead Director received an additional annual cash retainer of $25,000. In accordance with such 2015 policy, all non-executive directors are required to own a minimum of 7,500 shares of Company common stock. In connection with the foregoing share ownership requirement, each non-executive director shall have a three-year period commencing on the later of January 1, 2013 or such director’s initial election to the Board of Directors to comply with the minimum share ownership requirement in order to stand for re-election. We also reimburse each of our directors for their travel expenses incurred in connection with their attendance at Board and committee meetings.

During the fiscal years ended December 31, 2015, we granted 3,482 restricted shares of our common stock to each of Messrs. Parker, Somers and Steffens and Mrs. Curtin pursuant to the Director Stock Plan and in accordance with the non-executive compensation policy for such year, with each grant of restricted shares vesting in full on the one-year anniversary of the date of each respective grant. In addition, in furtherance of the significant time and effort by the independent special committee of the Board to negotiate, enter into agreements with respect to, and effectuate the closing of the Combination, and subject to the unanimous approval of such independent special committee, the Company granted 3,402 shares of our common stock to Mr. Steffens, chair of such special committee, and 2,948 shares of our common stock to each of Messrs. Parker and Somers, the other members of such special committee.

The Director Stock Plan provides for the issuance of restricted or unrestricted shares of our common stock or restricted stock units and other stock-based awards, including dividend equivalent rights. The Director Stock Plan is intended, in part, to implement our program of non-executive director compensation described above. We reserved a total of 100,000 shares of our common stock for issuance under our Director Stock Plan, of which 34,429 remained available for future issuance to our non-executive directors as of December 31, 2015. If any awards under the Director Stock Plan are cancelled, forfeited or otherwise terminated, the shares that were subject to such award will be available for re-issuance under the Director Stock Plan. Shares issued under the Director Stock Plan may be authorized but unissued shares or shares that have been reacquired by us. In the event that the Compensation Committee determines that any dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Director Stock Plan, then the Compensation Committee will make equitable changes or adjustments to any or all of: (i) the number and kind of shares of stock or other property (including cash) that may thereafter be issued in connection with awards; (ii) the number and kind of shares of stock or other property (including cash) issued or issuable in respect of outstanding awards; (iii) the purchase price relating to any award and (iv) the performance goals, if any, applicable to outstanding awards. In addition, the Compensation Committee may determine that any such equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to shares of stock). Awards under the Director Stock Plan are intended to either be exempt from, or comply with, Code Section 409A.

Each award of restricted stock or restricted stock units will be subject to such restrictions as will be set forth in the applicable award agreement. Unless otherwise determined by the Board, upon a non-executive director’s removal or resignation from our Board, the director will forfeit any as yet unvested awards granted under the Director Stock Plan. Upon a change in control of us (as defined under the Director Stock Plan) in which outstanding awards will not be assumed or continued by the surviving entity: (i) all restricted shares and all restricted stock units will vest and the underlying shares will be delivered immediately before the change in control, and (ii) the Board may elect, in its sole discretion, to cancel any outstanding awards of restricted stock or restricted stock units and to pay or have paid to the award holder an amount in cash or securities having a value equal to the formula or fixed price per share paid to stockholders in the change in control transaction.

Director Compensation Table for Fiscal Year End December 31, 2015

The following table presents information relating to the total compensation of our four non-executive directors for the fiscal year ended December 31, 2015. Thomas J. Barrack, Jr. and Richard B. Saltzman, as executive directors, do not receive any compensation for serving on our Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)(3)	Special Committee Grants (4)	Total ($)
Nancy A. Curtin	$58,000	$87,000	—	$162,528
George G. C. Parker	$78,000	$87,000	$75,528	$240,528
John A. Somers	$95,500	$87,000	$75,528	$269,659
John L. Steffens	$70,500	$87,000	$87,159	$244,659

(1)	The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of the restricted shares of our Class A common stock granted pursuant to the Director Stock Plan.
(2)	The grant date fair value for stock awards granted in fiscal year 2015 was $24.99 per share for Messrs. Parker, Somers and Steffens and Mrs. Curtin.
(3)	At December 31, 2015, the aggregate number of outstanding unvested stock awards for each of Messrs. Parker, Somers and Steffens and Mrs. Curtin was 3,482, which vested on February 23, 2016.
(4)	Reflects consideration approved by the special committee for the significant time and effort to negotiate, enter into agreements with respect to, and effectuate the closing of the Combination. The grant date fair value for such Class A common stock was $25.62 per share. Mrs. Curtin was not a member of this special committee.

Compensation Consultants

In 2015, the Compensation Committee engaged FW Cook to undertake a review of compensation policy for non-executive directors, as well as executive compensation (as discussed above under “Compensation Discussion and Analysis”). In August 2015, the Compensation Committee and FW Cook discussed non-employee director compensation and concluded that it was appropriate to modify the compensation payable to the non-executive directors of the Company effective in 2016. As set forth in further detail below, the Compensation Committee approved, among other things, an increase in the stock compensation to its non-executive directors such that the total compensation to its non-executive directors would include $90,000 payable in cash and $135,000 payable in the form of an annual award of restricted shares of Class A common stock, which will vest in full on the one-year anniversary of the date of grant, for total compensation of $225,000.

2016 Compensation Outlook

Effective January 1, 2016, the Board adopted a “Non-Executive Independent Director Compensation Policy” that provides that each non-executive director elected for service on the Board in 2016 will thereafter and throughout such annual term of service receive an annual base fee for his or her services of $225,000, with $90,000 payable in cash in quarterly installments in conjunction with quarterly meetings of the Board and $135,000 payable in the form of an annual award of restricted shares of Class A common stock, which will vest in full on the one-year anniversary of the date of grant, subject to the director’s continued service on the Board. In addition, in 2016, the chairs of the Audit, Compensation and Nominating and Corporate Governance Committees will receive an additional annual cash retainer of $20,000, $15,000 and $12,500, respectively, and the Lead Director will receive an additional annual cash retainer of $25,000. Furthermore, each non-executive director shall be required to maintain ownership of shares of Class A common stock of the Company with a value no less than three-times the annual cash base fee for his or her services. In connection with the foregoing share ownership requirement, each non-executive director shall have until the end of the five-year period commencing on the later of January 1, 2015 or upon such director’s initial election to the Board to comply with the minimum share ownership requirement in order to stand for re-election. The Company will also reimburse each of the directors for their travel expenses incurred in connection with their attendance at Board and committee meetings.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table presents information relating to securities remaining available for future issuance under equity compensation plans of the Company for the fiscal year ended December 31, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	N/A	N/A	2,208,649	(2)
Equity compensation plans not approved by security holders	—	—	—
Total	N/A	N/A	2,208,649	(2)

(1)	Represents (a) the Company’s 2009 Non-Executive Director Stock Plan and (b) the Company’s 2014 Equity Incentive Plan.
(2)	At December 31, 2015, includes 34,429 shares remaining for future issuance under the Company’s 2009 Non-Executive Director Stock Plan and 2,174,220 shares remaining for future issuance under the Company’s 2014 Equity Incentive Plan. In January 2016, the Company granted 1,038,312 shares of Class A common stock to certain employees pursuant to the 2014 Equity Incentive Plan, leaving 1,135,908 shares available for future issuance under the 2014 Equity Incentive Plan (without giving effect to additional shares that may become available upon the future expiration, forfeiture, or cancellation of outstanding awards).

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently composed of Messrs. Parker (Chairman), Somers, and Steffens and Mrs. Curtin. The members of the Audit Committee are appointed by and serve at the discretion of the Board of Directors. The Audit Committee operates under a written charter adopted by our Board of Directors.

One of the principal purposes of the Audit Committee is to assist the Board of Directors in the oversight of the integrity of the Company’s financial statements. The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2015 with our management.

The Audit Committee also is responsible for assisting the Board of Directors in the oversight of the qualification, independence and performance of the Company’s independent auditors. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in rule 3200T.

The Audit Committee has received both the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence. In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such non-audit services, by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP from management and the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements for 2015 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

Respectfully submitted,

The Audit Committee of the Board of Directors

George G. C. Parker (Chairman)

Nancy A. Curtin

John A. Somers

John L. Steffens

The Report of the Audit Committee does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders an opportunity to indicate whether they support the compensation of our named executive officers, as described in this proxy statement. This advisory vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding the compensation of our named executive officers (as set forth above), and the narrative disclosure accompanying the tabular presentation. We believe these disclosures allow stockholders to view the trends in our executive compensation program and the application of our compensation philosophies for the year presented. This advisory vote will be presented on an annual basis unless otherwise disclosed.

As discussed in the Compensation Discussion and Analysis beginning on page 23 of this proxy statement, our Chief Executive Officer and each of our other executive officers, each of whom was an employee of CCLLC and certain of its affiliates prior to consummation of the Combination on April 2, 2015, did not receive cash compensation from us for serving as our executive officers.

However, under the terms of a secondment agreement between us and CCLLC that terminated in connection with the consummation of the Combination, Mr. Tangen, our Chief Operating Officer, Chief Financial Officer and Treasurer, was seconded exclusively to us by CCLLC. Under the terms of the secondment agreement, we were responsible for reimbursing CCLLC, on a monthly basis, an amount equal to the sum of (a) Mr. Tangen’s base salary for such month and (b) the cost to CCLLC of providing employee benefits to Mr. Tangen for such month. The term of the secondment agreement was negotiated between us and CCLLC. Accordingly, except as discussed below with regard to Mr. Tangen’s bonus, all amounts paid to Mr. Tangen by CCLLC for which we were responsible for reimbursement were negotiated as part of the secondment agreement. Mr. Tangen’s base salary and our obligation to reimburse CCLLC for Mr. Tangen’s base salary was capped at $33,333 per month, or $400,000 annually, for the period beginning January 1, 2015 and ending April 1, 2015 (the date immediately prior to the closing of the Combination) (such period, the “2015 Pre-Combination Compensation Period”). Mr. Tangen also was eligible to receive an annual cash bonus paid by CCLLC. Pursuant to the secondment agreement, for the 2015 Pre-Combination Compensation Period, we were only responsible for reimbursing CCLLC for the amount of the cash bonus approved by our Compensation Committee, in its sole discretion.

Following consummation of the Combination, we became an internally managed company by employing personnel previously employed by CCLLC and by acquiring our CF Manager. Upon consummation, employment agreements with each of Messrs. Barrack, Saltzman, Tangen and Traenkle became effective to continue their service to the Company. The employment agreements provide that Mr. Barrack will receive an annual base salary of $1,000,000, Mr. Saltzman will receive an annual base salary of $800,000, and Mr. Tangen and Mr. Traenkle will receive annual base salaries equal to $447,000 for Mr. Tangen and $472,000 for Mr. Traenkle. In addition, according to the employment agreements for 2015, each of our named executive officers with employment agreements is eligible to receive (i) a discretionary annual cash bonus with a target amount of $4,000,000 for Mr. Barrack, $2,400,000 for Mr. Saltzman, $1,300,000 for Mr. Tangen and $1,575,000 for Mr. Traenkle; and (ii) certain benefits and certain perquisites under our benefits plans, including, as applicable, matching contributions to their 401(k) plans, standard employee health benefits and an automobile allowance. Any such amounts would be pro-rated for the period beginning with the consummation of the Combination on April 2, 2015 through and including December 31, 2015 (the “2015 Post-Combination Compensation Period”).

As a result of the Combination during 2015, our Compensation Committee evaluated a number of factors relevant during this transitional year for the Company in determining compensation of our executive officers (where a pre-determined compensation plan for 2015 would have been difficult to establish and/or apply). The Compensation Committee appreciated that the rebalancing of the Company through this transitional period may result in intermediate volatility where pre-determined financial metrics and other parameters could create misalignment with a primary objective of management to achieve an orderly and effective transition to a fully internalized Company and UPREIT structure. The Compensation Committee therefore preferred to evaluate 2015 performance with the benefit of hindsight in assessing the consummation of the Combination, related opportunities and challenges and to evaluate management’s corresponding responses. Accordingly, for purposes of evaluating executive compensation for 2015, the Compensation Committee considered the Combination and the significant operational improvements and financing transactions that occurred during 2015. Key achievements considered by the Compensation Committee included: (i) completion of the Combination, creating a leading real estate and investment management firm with approximately $19 billion of assets under management, (ii) a first closing for the Company’s next Global Credit Fund with commitments of approximately $700 million, inclusive of the Company’s commitment, (iii) meaningful year over year improvements from 2014 to 2015 to Core FFO and annual dividends, (iv) consistent total shareholder return year-to-date in 2015 compared with the Company’s peer group, previously established at the direction of its compensation consultant and (v) outperformance in total shareholder return compared with such peer group since the announcement of the Combination in November 2014. The Compensation Committee concluded that each Messrs. Barrack, Saltzman, Tangen, Traenkle and Hedstrom, in their respective roles, were necessary and instrumental in accomplishing the Combination and each of these other milestones for the Company.

As a result, the Compensation Committee approved the base salaries and other benefits and certain perquisites under our benefits plans for each of Messrs. Barrack, Saltzman, Tangen, Traenkle and Hedstrom for the 2015 Post-Combination Compensation Period. Furthermore, the Compensation Committee determined that an annual cash bonus of $4,000,000, $2,400,000, $1,300,000, $1,575,000, and $1,235,000, respectively, was appropriate for each of Messrs. Barrack, Saltzman, Tangen, Traenkle and Hedstrom, as applicable, provided the Company would only be responsible for a pro-rated portion of such cash bonus amounts applicable to the 2015 Post-Combination Compensation Period.

In addition, with respect to our reimbursement obligations for Mr. Tangen’s compensation during the 2015 Pre-Combination Compensation Period, the Company was responsible for his base salary and other benefits and certain perquisites under our benefits plans. As noted above, the Compensation Committee determined that a $1,300,000 cash bonus amount was appropriate for fiscal year 2015 and would reimburse CCLLC for $325,000, the ratable portion of such amount for the 2015 Pre-Combination Compensation Period. For the year ended December 31, 2015, we reimbursed CCLLC pursuant to the secondment agreement for such portion of Mr. Tangen’s cash bonus.

The Board of Directors unanimously recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.”

Although this vote is advisory and is not binding on the Company, the Compensation Committee values the opinions of our stockholders. To the extent that there is any significant vote against the compensation of our named executive officers, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required and Recommendation

Stockholders may also abstain from voting on this advisory proposal. The affirmative vote of a majority of the votes cast is required for approval of the advisory resolution above. For purposes of the foregoing, a majority of the votes cast means that the number of shares that are cast and are voted “for” the resolution must exceed the number of shares that are voted “against” the resolution. For purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY APPROVAL OF THE RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. After careful consideration of the matter and in recognition of the importance of this matter to our stockholders, the Board of Directors has determined that it is in the best interests of the Company and our stockholders to seek the ratification by our stockholders of our Audit Committee’s selection of our independent registered public accounting firm. A representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Vote Required and Recommendation

The affirmative vote of a majority of the votes cast is required for approval of the advisory resolution above. For purposes of the foregoing, a majority of the votes cast means that the number of shares that are cast and are voted “for” the resolution must exceed the number of shares that are voted “against” the resolution. For purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. Even if the appointment of Ernst & Young LLP as our independent registered public accounting firm is ratified, our Board of Directors and the Audit Committee may, in their discretion, change that appointment at any time during the year should they determine such a change would be in our and our stockholders’ best interests. In the event that the appointment of Ernst & Young LLP is not ratified, the Audit Committee will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of the record date, regarding the beneficial ownership of (i) our common stock (since reclassified as our Class A common stock) and Class B common stock issued in furtherance of the Combination and (ii) our Series A Cumulative Redeemable Preferred Stock, our Series B Cumulative Redeemable Preferred Stock and our Series C Cumulative Redeemable Preferred Stock by:

•	each of our directors and director nominees;

•	each of our executive officers; and

•	all of our directors, director nominees and executive officers as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power with respect to such security. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days, the exercise of any option, warrant or right, or the power to revoke a trust, discretionary account or similar arrangement).

Unless otherwise indicated, the address of each named person is c/o Colony Capital, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071. The percentages below are based on (i) 134,861,048 common share equivalents (comprised of 112,565,739 shares of our Class A common stock outstanding (including restricted shares and restricted units), 546,275 shares of our Class B common stock outstanding, and 21,749,034 OP Units convertible to Class A common stock not otherwise held by the Company), and (ii) 10,080,000 shares of our Series A preferred stock, 3,450,000 shares of our Series B preferred stock, and 11,500,000 shares of our Series C stock, respectively, as of our record date on March 18, 2016. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Additionally, to our knowledge and based upon information available to us in securities filings made by our stockholders with the SEC, the following table sets forth certain information regarding the beneficial owners of more than 5% of our shares of Class A common stock as of February 25, 2016:

	Common Share Equivalents (1)			Class A Common Stock (1)	Class B Common Stock (1)
	Common Share Equivalents Owned		Percentage of Common Share Equivalents	Percentage of Class	Percentage of Class
Executive Officers and Directors
Thomas J. Barrack, Jr.	20,702,722	(2)	15.35%	*	100.0%
Richard B. Saltzman	2,219,383	(3)(4)(5)	1.65%	1.63%	—
Kevin P. Traenkle	410,918	(3)(5)	*	*	—
Darren J. Tangen	307,012	(3)(5)	*	*	—
Mark M. Hedstrom	697,937	(3)(5)	*	*	—
Ronald M. Sanders	188,415	(3)(5)	*	*	—
Jonathan H. Grunzweig	707,820	(3)(5)	*	*	—
Neale Redington	39,326	(3)(5)	*	*	—
John L. Steffens	27,671		*	—	—
John A. Somers	21,717		*	—	—
George G. C. Parker	19,217		*	—	—
Nancy A. Curtin	7,466	(3)	*	—	—
All directors, director nominees and executive officers as a group (12 persons)	23,860,943		17.69%	3.15%	100%
Greater than Five Percent Beneficial Owners
BlackRock, Inc. (6)	9,219,419		8.30%	—	—
EJF Capital LLC (7)	8,378,719		8.18%	—	—
The Vanguard Group, Inc. (8)	7,182,024		6.43%	—	—
Signature Global Asset Management (9)	7,125,783		6.38%	—	—
Long Pond Capital L.P. (10)	6,555,502		5.90%	—	—

	Series A Preferred Stock (1)			Series B Preferred Stock (1)			Series C Preferred Stock (1)
	Shares Owned		Percentage of Class	Shares Owned		Percentage of Class	Shares Owned		Percentage of Class
Executive Officers and Directors
Thomas J. Barrack, Jr.	373,784	(11)	3.71%	297,841	(11)	8.63%	292,093	(11)	2.54%
Richard B. Saltzman	—		—	—		—	—		—
Kevin P. Traenkle	—		—	—		—	—		—
Darren J. Tangen	—		—	—		—	—		—
Mark M. Hedstrom	—		—	—		—	—		—
Ronald M. Sanders	—		—	—		—	—		—
Jonathan H. Grunzweig	—		—	—		—	—		—
Neale Redington	—		—	—		—	—		—
John L. Steffens	—		—	—		—	—		—
John A. Somers	500		*	—		—	—		—
George G. C. Parker	—		—	—		—	—		—
Nancy A. Curtin	—		—	—		—	—		—
All directors, director nominees and executive officers as a group (12 persons)	374,284		3.71%	297,841		8.63%	292,093		2.54%

*	Represents less than 1.0% of the applicable class of voting security outstanding as of March 18, 2016.
(1)

The percentages are based on (i) 134,861,048 common share equivalents (comprised of 112,565,739 shares of our Class A common stock outstanding (including restricted shares and restricted units), 546,275 shares of our Class B common stock outstanding, and 21,749,034 OP Units convertible to Class A common stock not otherwise held by the Company), and (ii) 10,080,000 shares of our Series A preferred stock, 3,450,000 shares of our Series B preferred stock, and 11,500,000 shares of our Series C stock, respectively, as of our record date on March 18, 2016.
(2)	Includes Class A common shares (subject to timing vesting) held in a family trust of which Mr. Barrack is trustee and OP Units held by Colony Capital, LLC and CCH Management Partners I , LLC, each a Delaware limited liability company controlled by Mr. Barrack.
(3)	Includes shares of restricted common stock subject to time vesting.
(4)	Mr. Saltzman holds a direct interest in 375,611 OP Units.
(5)	Includes OP Units allocated in connection with the Combination and held by limited liability companies controlled by Mr. Barrack. The OP Units, subject to certain conditions (including vesting for certain individuals), may be redeemed for Class A common stock or cash upon such redemption. The OP Units allocated to any such individual which may be acquired in 60 days are as follows: Richard B. Saltzman—9,315; Mark M. Hedstrom—547,049; Jonathan H. Grunzweig—547,049; Kevin P. Traenkle—184,016; Darren J. Tangen—124,090; Ronald M. Sanders—72,480; and Neale Redington—4,608.
(6)	Based on information provided in a Schedule 13G/A filed on February 10, 2016, BlackRock, Inc. has sole voting power with respect to 8,968,125 shares of our Class A common stock and sole dispositive power with respect to 9,219,419 shares of our Class A common stock. The address of BlackRock, Inc., as reported by it in the Schedule 13G/A, is 55 East 52nd Street, New York, NY 10055.
(7)	Based on information provided in a Schedule 13G/A filed on February 16, 2016 jointly by EJF Capital LLC, Emanuel J. Friedman, EJF Debt Opportunities Master Fund, L.P., EJF Debt Opportunities GP, LLC and other investment funds and their general partners of which EJF Capital LLC is sole member and manager, EJF Capital LLC and Emanuel J. Friedman have shared voting and dispositive power with respect to 8,378,719 shares of our common stock. According to the Schedule 13G/A, EJF Capital LLC is the sole member and manager of the general partner of various investment funds that hold shares of our common stock and principal amounts of our 3.875% Convertible Senior Notes (“Notes”), including EJF Debt Opportunities Master Fund, L.P., together with its general partner, EJF Debt Opportunities GP, LLC, which have shared voting and dispositive power with respect to 4,772,120 shares of our Class A common stock. EJF Capital LLC therefore may be deemed to share beneficial ownership with those entities as well as with respect to shares in a managed account for which EJF Capital LLC serves as investment manager. In addition, according to the Schedule 13G/A, Emanuel J. Friedman is the controlling member of EJF Capital LLC and therefore may be deemed to share beneficial ownership of the shares of common stock and Notes with respect to which EJF Capital LLC may share beneficial ownership. The Schedule 13G/A indicates that due to the operation of the share ownership limits contained in our charter, certain of the Notes with respect to which EJF Capital LLC shares beneficial ownership are not currently convertible into shares of our common stock and are therefore not included in the total number of shares reported. The address of EJF Capital LLC, Emanuel J. Friedman and these various investment funds and their general partners, as reported by it in the Schedule 13G/A, is 2107 Wilson Boulevard, Suite 410, Arlington, VA 22201.
(8)	Based on information provided in a Schedule 13G/A filed on February 11, 2016, The Vanguard Group, Inc. has sole voting power with respect to 141,595 shares of our Class A common stock, sole dispositive power with respect to 7,042,329 shares of our Class A common stock, shared voting power with respect to 4,800 shares of our Class A common stock, and shared dispositive power with respect to 139,695 shares. The address of The Vanguard Group, Inc., as reported by it in the Schedule 13G/A, is 100 Vanguard Blvd., Malvern, PA 19355.
(9)	Based on information provided in a Schedule 13G/A filed on February 16, 2016, Signature Global Asset Management, a business unit of CI Investments, Inc. has sole voting power and sole dispositive power with respect to 7,125,783 shares. The address of Signature Global Asset Management, as reported by it in the Schedule 13G/A, is 2 Queen Street East, 20th Floor, Toronto, Ontario M5C 3G7, Canada.
(10)

Based on information provided in Schedule 13G filed on February 12, 2016, jointly by Long Pond Capital, L.P., Long Pond Capital GP, LLC and John Khoury, the principal of Long Pond Capital L.P, Long Pond Capital L.P., Long Pond Capital GP LLC and John Khoury have shared voting power and shared dispositive power with respect to 6,555,502 shares of our Class A common stock. The address of Long Pond Capital, as reported by it in the Schedule 13G filed on February 12, 2016, is 527 Madison Avenue, 15th Floor, New York, NY 10022.
(11)	Ownership through an affiliated investment vehicle in part beneficially controlled by Mr. Barrack. Mr. Barrack disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein, and the inclusion of these shares shall not be deemed an admission of beneficial ownership of all such shares for purposes hereof or for any other purpose.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Combination with our CF Manager

On March 31, 2015, our shareholders approved the acquisition by our operating subsidiary Colony Capital Operating Company, LLC (the “Operating Partnership”) of CCLLC’s trademark name and substantially all of CCLLC’s real estate and investment management businesses and operations, which closed on April 2, 2015 (the “Combination”). Prior to the Combination, historically, CCLLC sponsored approximately $24 billion of equity across a variety of distinct funds and investment vehicles that collectively invested over $60 billion of total capital. Our acquisition of CCLLC’s investment management business provided us with approximately $9 billion of third party fee-paying equity under management at time of closing. We continue to hold our significant ownership stake in Colony Starwood Homes (NYSE symbol “SFR”), the successor by merger of Colony American Homes (“CAH”) with Starwood Waypoint Residential Trust in January 2016. While CAH became a self-managed REIT effective November 4, 2014, and we received certain cost reimbursements under a transitional services agreement with CAH until its merger into SFR, we did not acquire CCLLC’s ownership interest in CAH or receive management fees from CAH due to such prior internalization of CAH’s management in November 2014.

Upon consummation of the Combination, all of Colony Capital’s senior executives became employed by us. In order to further demonstrate their collective long-term commitment to our business, and as additional consideration in the Combination, Mr. Thomas J. Barrack, Jr., our Executive Chairman, and Mr. Richard B. Saltzman, our Chief Executive Officer and President, have entered into five-year employment agreements and related lock-up arrangements with us, which, subject to certain exceptions for estate planning, partial share pledges and tax-related sales, will generally restrict them from transferring their respective interests in OP Units and/or shares received in connection with the Combination over the same period as their respective employment agreement terms, which restriction would be ratably reduced over such period. Messrs. Barrack and Saltzman also have entered into non-competition arrangements with us, each of which provides for clawback as to a material portion of consideration in the event such individuals violate the non-compete restrictions during the same period as their respective lock-ups. The employment agreements, and related lock-ups and non-competition arrangements became effective at the closing of the Combination. Certain other key senior executives entered into three-year employment agreements and related lock-up agreements prior to the closing of the Combination. See “Compensation Discussion & Analysis—Employment Agreements Became Effective Upon Consummation of the Combination.”

In connection with the Combination, we issued upfront consideration and have agreed to issue contingent consideration as set forth below, which consideration is comprised of Class A Common Stock, Class B Common Stock and membership units in OP (“OP Units”). Each share of Class B Common Stock and each OP Unit is, at the holder’s option, convertible or redeemable into one share of Class A Common Stock, subject, in the case of OP Units, to the terms and conditions set forth in the operating agreement of OP.

The aggregate consideration in connection with the consummation of the Combination as of April 2, 2015 consists of:

Upfront Consideration

	OP Units	Class A Common Stock	Class B Common Stock
Colony Capital, LLC	18,399,671	—	—
CCH Management Partners I, LLC	1,621,859	—	—
FHB Holding LLC	939,028	—	—
Mr. Saltzman	375,611	1,314,981	—
New Colony Holdings, LLC	—	112,627	563,987

Total	21,336,169	1,427,608	563,987

In connection with the Combination, we agreed to withhold 1,368,653 shares of Class A common stock from the distribution of shares made at closing to Richard B. Saltzman in the Combination, and to pay directly to the applicable federal, state and local taxing authorities an amount in cash equal to the 1,368,653 shares so withheld multiplied by the closing price of our Class A Shares on April 2, 2015 to satisfy the tax obligations of Mr. Saltzman in connection with the receipt of such shares.

Contingent Consideration

	OP Units	Class A Common Stock	Class B Common Stock
Colony Capital, LLC	2,621,375	—	—
CCH Management Partners I, LLC	608,798	—	—
FHB Holding LLC	174,412	—	—
Mr. Saltzman	69,765	987,008	—
New Colony Holdings, LLC	—	34,681	90,991

Total	3,474,350	1,021,689	90,991

Colony Capital, LLC, CCH Management Partners I, LLC and New Colony Holdings, LLC are affiliated with Mr. Barrack, our executive Chairman.

Management Agreement and Cost Reimbursement for Asset Management Services

Pursuant to the terms of the amended and restated management agreement, our CF Manager was entitled to receive from us certain fees and expense reimbursements. In connection with the Combination, our CF Manager was contributed to, and is now an indirect wholly-owned subsidiary of, the Operating Partnership, and is therefor our indirect subsidiary. Following the Combination, all amounts and shares payable to our CF Manager from and after the Combination will be immediately repaid by the CF Manager to the Company, and therefore be solely for the benefit of the Company and not for the other unit holders of its Operating Partnership.

For the fiscal year ended December 31, 2015 and prior to the consummation of the Combination on April 2, 2015, we incurred base management fees of approximately $9.2 million and reimbursed our CF Manager approximately $2.3 million for expenses and investment-related costs, including reimbursing an asset manager affiliate of the CF Manager pursuant to a cost allocation agreement for compensation, overhead and other direct costs incurred for the benefit of certain loan portfolio investments owned by the Company.

Prior to consummation of the Combination on April 2, 2015, each of our officers was also an employee of CCLLC and certain of its affiliates. However, Mr. Tangen, our Chief Financial Officer and Treasurer, was seconded exclusively to us pursuant to a secondment agreement with CCLLC. As a result, the management agreement between us and our CF Manager was negotiated between related parties, and the terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

CF Manager Compensation

In January 2015, our Compensation Committee approved grants of an aggregate of 618,081 shares of restricted common stock to our CF Manager pursuant to our 2014 Equity Incentive Plan, for services provided by or on behalf of our CF Manager for the benefit of the Company. Our CF Manager evaluated the performance of, and thereafter granted such shares of restricted common stock to, certain employees of CCLLC and its affiliates providing services for the benefit of our CF Manager and the Company, including those also serving as executive officers of the Company. The restricted stock granted by our CF Manager as described herein vests over a three-year period as follows: 25% vested in each of January 2015 and January 2016, respectively, and 25% will vest in each of January 2017 and 2018, respectively.

Indemnification Agreements

We have entered into indemnification agreements with each of our executive officers and directors that obligate us to indemnify them to the maximum extent permitted by Maryland law. The form of indemnification agreement provides that if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as our director, officer or employee, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful;

provided, however, that we will (i) have no obligation to indemnify such director or executive officer for a proceeding by or in the right of our company, for expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to us with respect to such proceeding and (ii) have no obligation to indemnify or advance expenses of such director or executive officer for a proceeding brought by such director or executive officer against the corporation, except for a proceeding brought to enforce indemnification under Section 2-418 of the MGCL or as otherwise provided by our charter or bylaws, a resolution of the board of directors or an agreement approved by the board of directors.

Investment Advisory Agreement

Our CF Manager entered into an investment advisory agreement with CCLLC effective upon the closing of our initial public offering. This agreement was terminated in connection with the consummation of the Combination. Pursuant to this agreement, our CF Manager had access to, among other things, the portfolio management, asset valuation, risk management and asset management services as well as administration services addressing legal, compliance, investor relations and information technologies of CCLLC necessary for the performance of the duties of our CF Manager in exchange for a fee representing our CF Manager’s allocable cost for these services. The fee paid by our CF Manager pursuant to this agreement did not constitute a reimbursable expense under the management agreement.

“Colony” License Agreement

Concurrently with the completion of our initial public offering, we entered into a license agreement pursuant to which we have a non-exclusive, royalty-free license to use the name and trademark “Colony.” Under this agreement, we had a right to use this name and trademark for so long as Colony Financial Manager, LLC served as our external manager pursuant to the management agreement. This license and trademark terminated concurrently with the consummation of the Combination since the Company thereby acquired the trademark name “Colony”.

Related Party Transaction Policies

On December 23, 2014, the Company and CCLLC, entered into definitive agreements providing for an operating subsidiary of the Company to acquire from CCLLC its trademark name and substantially all of its real estate investment management business and operations relating to the Combination, as described above. The Combination closed on April 2, 2015. See “Our Company.”

Certain current private investment funds or other investment vehicles sponsored by CCLLC or its affiliates (collectively, “Co-Investment Funds”) may have the right to co-invest with us in our target assets, subject to us and each Co-Investment Fund having capital available for investment and the determination by us and the general partner of each Co-Investment Fund (which is or will be an affiliate of CCLLC) that the proposed investment is suitable for us and such Co-Investment Fund, respectively.

To address certain potential conflicts arising from our relationship with CCLLC or its affiliates, pursuant to the now-terminated investment allocation agreement among our CF Manager, CCLLC and us, our CF Manager and CCLLC agreed that, for so long as the management agreement was in effect, neither they nor any of their affiliates would sponsor or manage (i) any additional publicly traded investment vehicle that would primarily acquire or originate assets secured by U.S. collateral that are substantially similar to our target assets or (ii) any publicly traded investment vehicle that would primarily acquire or originate assets secured by non-U.S. collateral substantially similar to our target assets or any private investment vehicle that primarily acquires or originates assets substantially similar to our target assets without providing us with the right (but not the obligation) to contribute, subject to our investment guidelines, our availability of capital and maintaining our qualification as a REIT for U.S. federal income tax purposes and our exemption from registration under the 1940 Act, at least one-half of the capital to be funded by such investment vehicles in assets secured by U.S. collateral (or at least one-third for assets secured by non-U.S. collateral) that are substantially similar to our target assets, subject to change if agreed upon by a majority of our independent directors. Prior to the consummation of the Combination and termination of the investment allocation agreement, with respect to certain of our co-investments, we had contributed less than our full entitlement in order to maintain our qualification as a REIT, our exemption from registration under the 1940 Act and/or diversification of our assets. All such co-investments where we contributed less than our full entitlement were approved by our independent directors. To the extent that we did not have sufficient capital to contribute our full entitlement of the capital required for any such proposed investment by such investment vehicles, the allocation agreement provided for a fair and equitable allocation of investment opportunities among all such vehicles and us, in each case, taking into account the suitability of each investment opportunity for the particular vehicle and us and each such vehicle’s and our availability of capital for investment. This allocation agreement also applied to any existing Co-Investment Funds. As discussed above, the investment allocation agreement was terminated in connection with the consummation of the Combination.

Pursuant to the investment allocation agreement, with respect to public or private investment vehicles sponsored or managed by CCLLC or its affiliates that did not primarily acquire or originate assets substantially similar to our target assets, our CF Manager and CCLLC agreed, for so long as the management agreement was in effect, to a fair and equitable allocation of investment opportunities in assets that are substantially similar to our target assets among all such vehicles and us, in each case taking into account the suitability of each investment opportunity for the particular vehicle and us, each such vehicle’s and our availability of capital for investment and the sourcing of such investment.

In addition, to avoid any actual or perceived conflicts of interest with CCLLC and its affiliates, other than in connection with co-investments in accordance with our investment allocation agreement, prior to an acquisition of any security structured or issued by an entity managed by CCLLC or its affiliates or the purchase or sale of any asset from or to an entity managed by CCLLC or its affiliates, such transaction was required to be approved by a majority of our independent directors.

We do not have a policy that expressly prohibits our directors, officers, security holders or affiliates from engaging for their own account in business activities of the types conducted by us. As a result, certain of our executive officers and directors who were also employees of CCLLC prior to consummation of the Combination may also invest from time to time in certain of our investments in which we co-invest with funds managed by CCLLC. Our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and personnel, as well as employees of our CF Manager and its affiliates who provided services to us during the period when we were externally managed, from engaging in any transaction that involves an actual conflict of interest with us. Notwithstanding the prohibitions in our code of business conduct and ethics, after considering the relevant facts and circumstances of any actual conflict of interest, the Nominating and Corporate Governance Committee may, on a case-by-case basis and in their sole discretion, waive such conflict of interest.

Since January 1, 2015, we had entered into the following agreements or consummated transactions together with or alongside certain Co-Investment Funds:

Real Estate Debt—Acquisitions

•	Gatwick Office Complex. In January 2015, we, in a joint venture with Co-Investment Funds, acquired a multi-tenant office building in the United Kingdom in a short sale transaction for £20 million, or $30 million. The acquisition also includes an adjacent 1.5 acre site with planning consent in-place for an additional 100,000 square foot office building. Our share of this investment is 50%, or $15.0 million.

•	U.S. Loan Portfolio 2014-1. In April 2015, we, in a joint venture with a Co-Investment Fund, completed a follow-on investment in one of the loans secured by a luxury destination resort in California to finance its acquisition by third party investors. Previously, in March 2014, we invested in a joint venture with a Co-Investment Fund to acquire three performing mortgage loans owned by a European real estate bank, with an aggregate UPB of approximately $138 million. The loans are collateralized by a luxury destination resort in California, an industrial portfolio in Tennessee, and a regional shopping center in North Carolina. The joint venture purchased the loans at a discount to par with non-recourse matched-term financing for 65% of the purchase price at LIBOR plus 2.85%. Our share of this investment is 79%.

Real Estate Debt—Originations

•	Multifamily Portfolio Preferred Equity II. In February 2015, we, in a joint venture with a Co-Investment Fund, agreed to fund up to $80 million of preferred equity to recapitalize a primarily stabilized multifamily portfolio composed of 16 communities totaling approximately 4,800 units in Georgia, Texas and Louisiana. The preferred equity provides a 12.5% preferred return and 1% issuance fee. The preferred equity was structured with a full repayment guaranty to the sponsor and full excess cash flow sweep until an 8.25% debt yield is achieved. The joint venture funded $44 million and expects to fund the remaining $36 million within the second half of 2015. Our share of this investment is 50%.

•	Ireland CRE Recapitalization. In April 2015, we, in a joint venture with certain Co-Investment Funds, originated a €93.8 million CRE loan collateralized by a portfolio of high-quality Irish and French real estate, including two premier office properties available in Ireland, as well as an iconic building in Ireland’s prime shopping district. The loan carries a term of seven years and features an interest rate of 11.0% per annum (4.5% paid current and 6.5% accrued), certain exit fees, and a 5% equity participation interest in the portfolio. Our share of this investment is 50%.

•	Hamburg Development Loan. In April 2015, we, in a joint venture with certain Co-Investment Funds, originated a €50 million corporate loan to a specialist German prime retail, a developer of retail assets in inner-city “A” locations in Germany. The loan bears an interest rate of 10% (100% cash-pay) and matures in 2017. Collateral for the loan comprises: (i) a 2nd mortgage over a 9,300 square meter super-prime retail/office development in an A+ location, (ii) personal guarantee provided by borrower’s main subsidiary, which will also provide appropriate cost overrun and completion guarantees relating to the development of the property and (iii) a personal recourse guarantee from borrower’s founder and principal shareholder. Our share of this investment is 50%.

•

Santa Clara Multifamily Development Loan. In May 2015, we, in a joint venture with a Co-Investment Fund, originated a $31 million senior secured loan to an affiliate of a leading global real estate development firm for the acquisition and pre-development of 5.5 acres in Santa Clara, California for a

462-unit residential project. The loan bears interest at LIBOR plus 9.75% and has a two-year term with four 6-month extensions, and featured a 1.0% origination fee. Our share of this investment is 50%.

•	Rolling Hills Land and Development Loans. In June 2015, we, in a joint venture with a Co-Investment Fund, (i) acquired a $30 million B-note participation in a $65 million infrastructure development loan from a California based bank which will have a three year term with two 6-month extensions and will bear interest at 8% paid current through an interest reserve, (ii) originated a $84 million acquisition loan which will have a four year term with two 12-month extension options and bear interest at 15% (with 8% paid current and 7% paid-in-kind), and (iii) funded $14 million of common equity. A third-party development group shall fund $14 million of common equity alongside our group’s $14 million of common equity. The loans are to finance the acquisition and development of 61 acres in Palos Verdes, California with control rights to re-develop 114 luxury homes on a total of 228 acres. Our share of this investment is 50%.

•	France & Spain CRE Portfolio Loan. In October 2015, we, in a joint venture with a Co-Investment Fund and a third-party partner, originated a €52.5 million mezzanine loan to a distressed European real estate company (“Borrower”) that owns 82 properties in France and Spain, consisting primarily of office buildings and hotels. The loan matures in six years and bears interest at 15%, of which 7% is paid current and 8% is paid-in-kind for the first two years, and fully paid current thereafter. Our share of this investment is one-third. Additionally, in November 2015, we, only in joint venture with a Co-Investment Fund, originated a €13.5 million loan to a subsidiary of the Borrower group to facilitate the discounted payoff of an existing loan with a €19 million claim secured by an office building in Nice, France. The loan features a two-year term and an interest rate of 15.0%, of which 7.0% is paid current and 8.0% may accrue. Our share of this investment is 50%.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Executive officers, directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 that they file.

Based on our review of the copies of such forms, and/or on written representations from the reporting persons that they were not required to file a Form 5 for the fiscal year, we believe that our executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2015, except as described hereafter. The Form 3 filed by Colony Capital Holdings, LLC on April 17, 2015 was not timely filed with respect to its receipt of units in our Operating Partnership on April 2, 2015, in connection with the consummation of the Combination.

Other Matters to Come Before the 2016 Annual Meeting

No other matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement as recommended by our Board of Directors, or, if no such recommendation is given, in their own discretion.

Stockholders Proposals and Nominations for the 2017 Annual Meeting

Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in our proxy materials for the next annual meeting of stockholders must be received at our principal executive offices no later than November 30, 2016.

In addition, any stockholder who wishes to propose a nominee to the Board of Directors or propose any other business to be considered by the stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 12 of our bylaws, which are on file with the SEC and may be obtained from us upon request. These notice provisions require that nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders for the 2017 annual meeting must be received no earlier than October 31, 2016 and no later than November 30, 2016.

Householding of Proxy Materials

If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Broadridge Financial Solutions Inc., 51 Mercedes Way, Edgewood, NY 11717. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to Colony Capital, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071, Attention: Investor Relations, or telephone call to +1 (310) 282-8820. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner.

Additional Copies of Materials

Additional copies of this proxy statement, our annual report to stockholders or our annual report on Form 10-K for the year ended December 31, 2015 will be furnished without charge upon written request to: Colony Capital, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071. If requested by eligible stockholders, we will provide copies of exhibits to our annual report on Form 10-K for the year ended December 31, 2015 for a reasonable fee.

ANNUAL MEETING OF STOCKHOLDERS OF
COLONY CAPITAL, INC.
May 5, 2016
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2016.
The Notice of Meeting, Proxy Statement and Proxy Card are available at http://www.astproxyportal.com/ast/COLONY
Please sign, date and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.
20630300000000000000 0
050516
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x
THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” ALL DIRECTOR NOMINEES IN PROPOSAL 1. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2 AND 3. FOR AGAINST ABSTAIN
1. To elect six directors from the nominees named in the proxy statement to serve one-year terms expiring at the 2017 annual meeting of stockholders. 2. Approval of an advisory proposal regarding the compensation paid to Colony Capital Inc.’s named executive officers (the “Say on Pay” proposal).
NOMINEES:
FOR ALL NOMINEES Thomas J. Barrack, Jr.
Richard B. Saltzman
WITHHOLD AUTHORITY George G. C. Parker FOR AGAINST ABSTAIN
FOR ALL NOMINEES John A. Somers 3. Ratification of the appointment of Ernst & Young LLP as independent public auditor for the fiscal year ending December 31, 2016.
FOR ALL EXCEPT John L. Steffens
(See instructions below) Nancy A. Curtin
4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
Signature of Stockholder Date: Signature of Stockholder Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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COLONY CAPITAL, INC.
Proxy for Annual Meeting of Stockholders on May 5, 2016
Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Darren J. Tangen and Ronald M. Sanders, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Colony Capital, Inc., to be held May 5, 2016 at 8:30 A.M. ET, at Morgan Stanley, 522 Fifth Avenue (between 43rd and 44th Streets), Conference Room 3A, New York, New York 10036, and at any adjournments or postponements thereof, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting instructions are not provided and the signed card is returned, the proxies will vote in accordance with the Board of Directors recommendations listed on the reverse side. (Continued and to be signed on the reverse side.)
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